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Exhibit 10.1

AGREEMENT AND PLAN OF REDEMPTION AND MERGER

by and among

MarkWest Hydrocarbon, Inc.

MarkWest Energy Partners, L.P.

and

MWEP, L.L.C.

Dated as of September 5, 2007

i

ANNEXES

Annex A	Amended and Restated Partnership Agreement
Annex B	Redemption Charter Amendment
Annex C	Certificate of Incorporation
Annex D	Bylaws of Surviving Entity
Annex E	Confidentiality Agreement

DISCLOSURE SCHEDULES

Schedule 4.2	(Hydrocarbon only) Capital stock; issuance of additional shares
Schedule 4.4	(Hydrocarbon only) Compensation; Employment Agreements
Schedule 4.5	(Hydrocarbon only) Benefit Plans
Schedule 4.11	(Hydrocarbon only) Debt and Capital Expenditures
Schedule 5.3(b)	Shares; Shares/Units reserved for issuance; stock options
Schedule 5.3(c)	Subsidiaries
Schedule 5.3(h)	Litigation
Schedule 5.3(i)	Compliance with laws (exception for no Material Adverse Effect)
Schedule 5.3(l)(i)	Compensation and Benefit Plans
Schedule 5.3(l)(vii)	Golden parachutes, etc.
Schedule 5.3(m)	Collective bargaining agreement
Schedule 5.3(n)	Environmental Matters
Schedule 5.3(p)	Regulatory approval
Schedule 5.3(t)	Intellectual property

v

AGREEMENT AND PLAN OF REDEMPTION AND MERGER

        This AGREEMENT AND PLAN OF REDEMPTION AND MERGER, dated as of September 5, 2007 (this "Agreement"), is entered into by and among MARKWEST HYDROCARBON, INC., a Delaware corporation ("Hydrocarbon"), MARKWEST ENERGY PARTNERS, L.P., a Delaware limited partnership ("Energy Partners"), and MWEP, L.L.C., a Delaware limited liability company ("MergerCo") and a wholly-owned subsidiary of Energy Partners.

WITNESSETH:

        WHEREAS, the Board of Directors of Hydrocarbon (the "Hydrocarbon Board"), upon the recommendation of the Deal Committee (as defined herein), and the Board of Directors of MarkWest Energy GP, L.L.C., the general partner (the "General Partner") of Energy Partners, upon the recommendation of the Conflicts Committee (as defined herein), have determined that it is in the best interests of Hydrocarbon and its stockholders, and Energy Partners and its limited partners, respectively, to consummate the business combination provided for herein pursuant to which (i) Hydrocarbon will, subject to the terms and conditions set forth herein, redeem in the Redemption (as defined herein) a portion of its outstanding shares of Hydrocarbon Common Stock (as defined herein) and then (ii) MergerCo will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Hydrocarbon, with Hydrocarbon surviving, such that following the Redemption and Merger, Hydrocarbon will be a direct, wholly owned subsidiary of Energy Partners;

        WHEREAS, the Fox Support Agreement (as defined herein), the Exchange Agreement (as defined herein) and the Class B Membership Interest Contribution Agreement (as defined herein) have been entered into simultaneously with the execution of this Agreement; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Redemption and Merger and also to prescribe certain conditions to the Redemption and Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        Section 1.1    Certain Definitions.    As used in this Agreement, the following terms shall have the meanings set forth below:

        "Acquisition Proposal" means: any proposal or offer from or by any Person other than Energy Partners and MergerCo relating to (i) any direct or indirect acquisition of (A) all or substantially all of the assets of Hydrocarbon and its Subsidiaries, taken as a whole, (B) more than 20% of the outstanding equity securities of Hydrocarbon or (C) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Hydrocarbon and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 20% of the outstanding equity securities of Hydrocarbon; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Hydrocarbon, other than the Redemption and Merger, pursuant to which the stockholders of Hydrocarbon prior to consummation of such transaction would hold less than 80% of the outstanding shares or equity interests of the surviving or resulting Person or parent thereof.

        "Affiliate" has the meaning set forth in Rule 405 of the rules and regulations of the Securities Act, unless otherwise expressly stated herein.

        "Aggregate Consideration" shall mean the sum of (x) the Total Stock Consideration and (y) the Total Cash Amount.

        "Agreement" shall have the meaning set forth in the introductory paragraph to this Agreement.

        "Amended and Restated Partnership Agreement" shall mean the Third Amended and Restated Agreement of Limited Partnership substantially in the form attached hereto as Annex A.

        "Appraisal Shares" shall have the meaning set forth in Section 3.3.

        "Business Day" shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York.

        "Cash Designated Shares" shall have the meaning set forth in Section 3.2(e)(ii)(B).

        "Cash Election Shares" shall have the meaning set forth in Section 3.2(b).

        "Certificate" shall have the meaning set forth in Section 3.1(f).

        "Certificate of Merger" shall have the meaning set forth in Section 2.2(b).

        "Change in U.S. Federal Tax Law" shall have the meaning set forth in Section 7.15(b).

        "Claim" shall have the meaning set forth in Section 6.12(a).

        "Class A Units" shall mean the Class A units representing limited partner interests of Energy Partners having the rights and obligations specified with respect to such Class A Units in the Amended and Restated Partnership Agreement.

        "Class B Membership Interest Contribution Agreement" shall mean the Class B Membership Interest Contribution Agreement, dated the date hereof, entered into among Energy Partners and the holders of Class B membership interests in the General Partner named therein.

        "Closing" shall have the meaning set forth in Section 2.3.

        "Closing Date" shall have the meaning set forth in Section 2.3.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Common Units" shall mean the common units representing limited partner interests of Energy Partners having the rights and obligations specified with respect to Common Units in the Partnership Agreement and Amended and Restated Partnership Agreement.

        "Compensation and Benefit Plans" shall have the meaning set forth in Section 5.3(l)(i).

        "Confidentiality Agreement" shall mean a confidentiality agreement substantially in the form attached hereto as Annex E (the "Confidentiality Agreement").

        "Conflicts Committee" shall mean the Conflicts Committee of the Board of Directors of the General Partner, consisting (as of the date hereof) of William P. Nicoletti, Keith E. Bailey and Charles K. Dempster.

        "Deal Committee" shall mean the Deal Committee of the Hydrocarbon Board, consisting (as of the date hereof) of Michael L. Beatty, Karen L. Rogers, Donald D. Wolf and William F. Wallace.

        "Delaware LP Act" shall mean the Delaware Revised Uniform Limited Partnership Act, as amended.

        "Deemed Stock Amount" shall mean the Total Common Stock Amount; provided, however, that regardless of the actual number of shares of Hydrocarbon Common Stock outstanding immediately prior to the Redemption, which shall take place immediately prior to the Effective Time, in no event shall the Deemed Stock Amount exceed the sum of (i) 11,954,334 and (ii) the aggregate number of shares of Hydrocarbon Common Stock, if any, issued by Hydrocarbon after the date of this Agreement in accordance with Section 4.2.

        "DGCL" shall mean the Delaware General Corporation Law.

        "Disclosure Schedule" shall have the meaning set forth in Section 5.1.

        "Dissenting Holders" shall mean Hydrocarbon stockholders who have demanded appraisal in accordance with the provisions of Section 262 of the DGCL with regard to the Redemption Charter Amendment or the Merger concerning their right to object to and dissent from the Redemption Charter Amendment or the Merger.

        "Effective Time" shall have the meaning set forth in Section 2.2(b).

        "Election Deadline" shall have the meaning set forth in Section 3.2(b).

        "Election Form" shall have the meaning set forth in Section 3.2(a).

        "Election Form Record Date" shall have the meaning set forth in Section 3.2(a).

        "Energy Partners" shall have the meaning set forth in the introductory paragraph to this Agreement.

        "Energy Partners Change in Recommendation" shall have the meaning set forth in Section 6.2.

        "Energy Partners' Disclosure Schedule" shall mean the Disclosure Schedule delivered by Energy Partners pursuant to Section 5.1.

        "Energy Partners Meeting" shall have the meaning set forth in Section 6.2.

        "Energy Partners Phantom Units" shall mean the phantom (notional) Common Units granted under the MarkWest Energy Partners, L.P. Long-Term Incentive Plan.

        "Energy Partners Termination Fee" shall mean an amount equal to $15 million in cash.

        "Energy Partners Recommendation" shall have the meaning set forth in Section 6.2.

        "Energy Partners Unitholder Approval" shall have the meaning set forth in Section 7.1.

        "Environmental Laws" shall mean all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall have the meaning set forth in Section 5.3(l)(iv).

        "Escrow Agent" shall mean Wells Fargo Bank, N.A. as escrow agent for the benefit of Energy Partners for certain payments under Article IX.

        "Escrow Fund" shall have the meaning set forth in Section 9.1(g).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agreement" shall mean the Exchange Agreement among Hydrocarbon, Energy Partners and the General Partner entered into simultaneously with the execution of this Agreement.

        "Exchange Fund" shall have the meaning set forth in Section 3.5.

        "Exchange Ratio" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Final Energy Partners Unit Price.

        "Excluded Party" shall have the meaning set forth in Section 6.6(a).

        "Expenses" shall have the meaning set forth in Section 9.1(f).

        "Final Energy Partners Unit Price" shall mean the volume-weighted average of the trading sale prices per Common Unit as reported on the NYSE during the Valuation Period. The Final Energy Partner Unit Price shall be calculated to the nearest one-hundredth of one cent.

        "Fox Support Agreement" shall mean the Voting Agreement among John M. Fox and MWHC Holdings Inc. and Energy Partners, entered into simultaneously with the execution of this Agreement.

        "General Partner" shall have the meaning set forth in the recitals to this Agreement.

        "General Partner Units" shall mean the general partner units representing a general partner interest in Energy Partners having the rights and obligations specified with respect to General Partner Units in the Partnership Agreement.

        "Governmental Authority" means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Hydrocarbon or Energy Partners, as the case may be, or any of their respective properties or assets.

        "Hydrocarbon" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Hydrocarbon Board" shall have the meaning set forth in the recitals to this Agreement.

        "Hydrocarbon Bylaws" means the bylaws of Hydrocarbon.

        "Hydrocarbon Change in Recommendation" shall have the meaning set forth in Section 6.6(c).

        "Hydrocarbon Charter" means the certificate of incorporation of Hydrocarbon.

        "Hydrocarbon Common Stock" means the Common Stock, par value $.01 per share, of Hydrocarbon.

        "Hydrocarbon Meeting" shall have the meaning set forth in Section 6.2.

        "Hydrocarbon Recommendation" shall have the meaning set forth in Section 6.2.

        "Hydrocarbon Restricted Stock" shall mean shares of Hydrocarbon Common Stock that have been granted to employees, directors and consultants of Hydrocarbon or its Subsidiaries and as of the Redemption, which shall take place immediately prior to the Effective Time, are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code.

        "Hydrocarbon Stockholder Approval" shall have the meaning set forth in Section 7.1.

        "Hydrocarbon Stock Options" means all employee and director stock options to purchase shares of Hydrocarbon Common Stock pursuant to awards granted under any of the Hydrocarbon Stock Option Plans.

        "Hydrocarbon Stock Option Plans" shall mean the Hydrocarbon 2006 Stock Incentive Plan, the Hydrocarbon 1996 Stock Incentive Plan, the Hydrocarbon 1996 Non-Employee Director Stock Option Plan and any other plan pursuant to which any Hydrocarbon Stock Option is granted.

        "Hydrocarbon Termination Fee" shall mean an amount equal to $15 million in cash; provided, however, if Hydrocarbon terminates in accordance with Section 8.1(d)(i) and enters into a definitive agreement with respect to a Superior Proposal prior to the No Solicitation Start Date or a definitive agreement with an Excluded Party, then "Hydrocarbon Termination Fee" shall mean an amount equal to $7.5 million in cash.

        "Hydrocarbon's Disclosure Schedule" shall mean the Disclosure Schedule delivered by Hydrocarbon pursuant to Section 5.1.

        "HSR" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "IDRs" shall mean the Incentive Distribution Rights as defined in the Partnership Agreement.

        "Indemnification Expenses" shall have the meaning set forth in Section 6.12(a).

        "Indemnified Party" shall have the meaning set forth in Section 6.12(a).

        "Joint Proxy Statement" shall have the meaning set forth in Section 6.3(a).

        "Lien" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

        "LLC Act" shall have the meaning set forth in Section 2.2(b).

        "Mailing Date" shall have the meaning set forth in Section 3.2(a).

        "Material Adverse Effect" shall mean, with respect to either Hydrocarbon or Energy Partners, any effect that (i) is or could reasonably be expected to be material and adverse to the financial position, results of operations, business or assets of Hydrocarbon and its Subsidiaries taken as a whole, or Energy Partners and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs or could reasonably be expected to materially impair the ability of Hydrocarbon or Energy Partners, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Redemption and Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) circumstances affecting the gathering, processing or fractionation of natural gas companies generally, (b) the natural gas pipeline, treating and processing industry generally (including the price of natural gas and the cost associated with the drilling and/or production of natural gas), (c) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States or (d) the effects of the Redemption and Merger and compliance by either party with the provisions of this Agreement on the financial position, results of operations, business or assets of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be, so long as, in the case of clauses (a), (b) or (c), the impact on Hydrocarbon or Energy Partners is not disproportionately adverse as compared to others in the industry.

        "Meeting" shall have the meaning set forth in Section 6.2.

        "Merger" shall have the meaning set forth in the recitals to this Agreement.

        "MergerCo" shall have the meaning set forth in the introductory paragraph in this Agreement.

        "Multiemployer Plans" shall have the meaning set forth in Section 5.3(l)(iii).

        "No-Solicitation Period Start Date" means 30 days immediately following the date of this Agreement.

        "Non-Electing Shares" shall have the meaning set forth in Section 3.2(b).

        "Non-Compliance Event" shall have the meaning set forth in Section 5.3(i)(i).

        "Non-Compliance Notification" shall have the meaning set forth in Section 5.3(i)(iii).

        "Non-Qualifying Income Cushion" shall have the meaning set forth in Section 9.1(g).

        "NYSE" shall mean the New York Stock Exchange.

        "Partnership Agreement" shall mean the Second Amended and Restated Agreement of Limited Partnership of Energy Partners, as in effect immediately prior to the Effective Time.

        "Pension Plan" shall have the meaning set forth in Section 5.3(l)(iii).

        "Per Share Cash Consideration" shall have the meaning set forth in Section 3.1(a).

        "Per Share Consideration" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the Total Common Stock Amount.

        "Per Share Stated Cash Consideration" shall mean the product, rounded to the nearest ten-thousandth, of (x) $20 multiplied by (y) a fraction, the numerator of which is the Deemed Stock Amount and the denominator of which is the Total Common Stock Amount.

        "Per Share Stated Unit Consideration" shall mean a number (which need not be a whole number) of Common Units equal to the product, rounded to the nearest ten-thousandth, of (x) 1.285 multiplied by (y) a fraction, the numerator of which is the Deemed Stock Amount and the denominator of which is the Total Common Stock Amount.

        "Per Share Unit Consideration" shall mean a number (which need not be a whole number) of Common Units equal to the Exchange Ratio.

        "Permitting Violation" shall have the meaning set forth in Section 5.3(i)(ii).

        "Person" or "person" shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

        "Plans" shall have the meaning set forth in Section 5.3(l)(iii).

        "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

        "Redemption" shall mean redemption of shares of Hydrocarbon Common Stock pursuant to and in accordance with the Redemption Charter Amendment.

        "Redemption Charter Amendment" shall mean the Certificate of Amendment to the Certificate of Incorporation of Hydrocarbon in the form attached hereto as Annex B.

        "Redemption/Exchange Agent" shall mean Wells Fargo, N.A. or such other entity as may be selected by Energy Partners subject to the reasonable approval of Hydrocarbon.

        "Redemption/Merger Consideration" shall have the meaning set forth in Section 3.1(b).

        "Redemption Shares" shall mean all Stated Consideration Cash Shares and all Cash Election Shares unless (1) the aggregate cash amount that would be paid upon the redemption of the Cash Election Shares is greater than the Total Remaining Cash Amount, in which case only the Stated Consideration Cash Shares and those Cash Election Shares that are not Unit Designated Shares shall constitute Redemption Shares, or (2) the aggregate cash amount that would be paid upon the redemption of the Cash Election Shares is less than the Total Remaining Cash Amount, in which case all Stated Consideration Cash Shares, Cash Election Shares and Cash Designated Shares shall constitute Redemption Shares. Redemption Shares shall not include Treasury Shares, shares held by

Energy Partners or its Subsidiaries and, to the fullest extent permitted by law, shares of Dissenting Holders and Hydrocarbon Restricted Stock.

        "Registration Statement" shall have the meaning set forth in Section 6.3(a).

        "Regulatory Authorities" shall have the meaning set forth in Section 5.3(h)(ii).

        "Representatives" shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative; provided, however, that John Fox shall not be considered a Representative for purposes of this Agreement.

        "Restructuring Transactions" shall mean the following, collectively, as provided for in the Exchange Agreement: the exchange by Hydrocarbon of its 4,938,992 Common Units for Class A Units and the exchange by the General Partner of its 2% economic interest in Energy Partners and the IDRs for Class A Units.

        "Rights" shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such person.

        "Rule 145 Affiliate" shall have the meaning set forth in Section 6.7(a).

        "SEC" shall mean the Securities and Exchange Commission.

        "SEC Documents" shall have the meaning set forth in Section 5.3(g).

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Significant Subsidiaries" shall have the meaning ascribed to such term in Section 1-01(w) of Regulation S-X under the Securities Act.

        "Stated Consideration" shall mean an amount equal to the Per Share Stated Cash Consideration plus the Per Share Stated Unit Consideration.

        "Stated Consideration Cash Shares" shall have the meaning set forth in Section 3.2(b).

        "Stated Consideration Shares" shall have the meaning set forth in Section 3.2(b).

        "Stated Consideration Unit Shares" shall have the meaning set forth in Section 3.2(b).

        "Subordinated Units" shall mean the subordinated units representing limited partner interests of Energy Partners having the rights and obligations specified with respect to Subordinated Units in the Partnership Agreement.

        "Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of Hydrocarbon, Energy Partners and its Subsidiaries shall not be deemed to be Subsidiaries of Hydrocarbon.

        "Superior Proposal" means any Acquisition Proposal (except that references to 20% within the definition of "Acquisition Proposal" shall be replaced by "50%") made by a third party on terms that the Hydrocarbon Board (acting through the Deal Committee) determines, in its good faith judgment, after consulting with its or the Deal Committee's, as applicable, financial advisors and outside legal counsel, and taking into account all financial, legal, regulatory and other aspects of the Acquisition Proposal (i) to be more favorable to Hydrocarbon's stockholders, including the Unaffiliated Stockholders, from a financial point of view than the Redemption and Merger, taken together, and (ii) that is reasonably capable of being consummated.

        "Surviving Entity" shall have the meaning set forth in Section 2.2(a).

        "Takeover Law" means any "fair price," "moratorium," "control share acquisition," "business combination" or any other anti-takeover statute or similar statute enacted under state or federal law.

        "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

        "Tax Returns" shall have the meaning set forth in Section 5.3(o).

        "Termination Date" shall have the meaning set forth in Section 8.1(b)(i).

        "Total Cash Amount" shall mean the product obtained by multiplying (x) $20.00 by (y) the Deemed Stock Amount.

        "Total Common Stock Amount" shall mean the total number of shares of Hydrocarbon Common Stock, less the number of shares of Hydrocarbon Restricted Stock, outstanding immediately prior to the Redemption, which shall take place immediately prior to the Effective Time.

        "Total Remaining Cash Amount" shall mean the amount of cash equal to the (x) Total Cash Amount minus (y) the Total Stated Consideration Cash Amount.

        "Total Stated Consideration Cash Amount" shall mean the product obtained by multiplying (x) the Per Share Cash Consideration by (y) the total number of Stated Consideration Cash Shares.

        "Total Stock Amount" shall mean the product obtained by multiplying (x) 1.285 by (y) the Deemed Stock Amount.

        "Total Stock Consideration" shall mean the product obtained by multiplying (x) the Total Stock Amount by (y) the Final Energy Partners Unit Price.

        "Treasury Shares" shall mean shares of Hydrocarbon Common Stock owned by Hydrocarbon or any of its Subsidiaries at the Effective Time.

        "Unaffiliated Stockholders" means the holders of Hydrocarbon Common Stock, other than John M. Fox and MWHC Holdings Inc., their respective affiliates, and the respective officers and directors of Hydrocarbon and the General Partner.

        "Unit Designated Shares" shall have the meaning set forth in Section 3.2(e)(i)(B).

        "Unit Election Shares" shall have the meaning set forth in Section 3.2(b).

        "Unit Issuance" shall mean (i) the issuance of Common Units in the Merger pursuant to this Agreement and (ii) the issuance of Class A Units to Hydrocarbon and the General Partner in the Restructuring Transactions.

        "Unit Majority" shall mean the Unit Majority as defined in the Partnership Agreement.

        "Valuation Period" shall mean the ten consecutive trading days during which the Common Units are traded on the NYSE, ending on the third calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day, then ending on the trading day immediately preceding such calendar day.

ARTICLE II

THE REDEMPTION AND MERGER; EFFECTS OF THE MERGER

        Section 2.1    The Redemption.

        (a)    Amendment to Hydrocarbon Charter.    The Hydrocarbon Board, in connection with the execution of this Agreement, has adopted the Redemption Charter Amendment.

        (b)    The Redemption.    Upon the effectiveness of the Redemption Charter Amendment and immediately prior to the Effective Time of the Merger, as provided in the Redemption Charter Amendment, each Redemption Share shall be redeemed at a redemption price equal to the Per Share Cash Consideration. Such Per Share Cash Consideration shall be paid in accordance with the procedures for payment thereof to holders of Certificates as set forth in Section 3.5.

        Section 2.2    The Merger.

        (a)    The Surviving Entity.    Subject to the terms and conditions of this Agreement, at the Effective Time, which shall be immediately following the Redemption, MergerCo shall merge with and into Hydrocarbon, the separate existence of MergerCo shall cease and Hydrocarbon shall survive and continue to exist as a Delaware entity (Hydrocarbon, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Entity"), such that following the Merger, Hydrocarbon will be a direct, wholly owned subsidiary of Energy Partners.

        (b)    Effectiveness and Effects of the Merger.    Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the "Certificate of Merger") or such later date and time as may be set forth in the Certificate of Merger (the "Effective Time"), in accordance with the DGCL and the Delaware Limited Liability Company Act (the "LLC Act"). The Merger shall have the effects prescribed in the DGCL and the LLC Act.

        (c)    Certificate of Incorporation and Bylaws.    At the Effective Time, the Hydrocarbon Charter shall be amended in its entirety to read as set forth in Annex C, and as so amended shall be the certificate of incorporation of the Surviving Entity, until duly amended in accordance with the terms thereof and applicable law. At the Effective Time, the Hydrocarbon Bylaws shall be amended in its entirety to read as set forth in Annex D, and as so amended shall be the bylaws of the Surviving Entity until duly amended in accordance with the terms of the certificate of incorporation of the Surviving Entity, such bylaws and applicable law.

        (d)    Directors of the Surviving Entity.    Frank M. Semple, Nancy K. Buese and Andrew L. Schroeder shall be the directors of the Surviving Entity as of the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

        (e)    Officers of the Surviving Entity.    The officers of Hydrocarbon immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

        Section 2.3    Closing.    Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the filing of the Redemption Charter Amendment, followed by the filing of the Certificate of Merger (as defined herein) with the Delaware Secretary of State, and the closing of the Redemption, the Restructuring Transactions, the Merger and the other transactions contemplated hereby (the "Closing") shall occur on (a) the third business day after the day on which the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date." The Closing of the transactions contemplated by this Agreement shall take place at the offices of Hogan & Hartson L.L.P., One Tabor Center, Suite 1500, 1200 Seventeenth Street, Denver, Colorado 80202, at 10:00 a.m. local time on the Closing Date.

ARTICLE III

REDEMPTION AND MERGER CONSIDERATION; EXCHANGE PROCEDURES

        Section 3.1    Redemption and Merger Consideration.    Subject to the provisions of this Agreement:

        (a)   By virtue of the Redemption, each Redemption Share shall be redeemed upon the effectiveness of the Charter Amendment immediately prior to the Effective Time for cash in an amount having a value equal to the Per Share Consideration in the Redemption (the "Per Share Cash Consideration").

        (b)   By virtue of the Merger, at the Effective Time each share of Hydrocarbon Common Stock issued and outstanding immediately prior to the Effective Time that has not been redeemed pursuant to the Redemption (other than Treasury Shares, shares held by Energy Partners or its Subsidiaries and, to the fullest extent permitted by law, shares of Dissenting Holders and Hydrocarbon Restricted Stock) shall be converted into the Per Share Unit Consideration. The Per Share Unit Consideration, together with the Per Share Cash Consideration, shall be referred to herein as the "Redemption/Merger Consideration."

        (c)   By virtue of the Redemption, the Total Cash Amount deposited by Hydrocarbon with the Redemption/Exchange Agent will be used to redeem shares of Hydrocarbon Common Stock and such shares of Hydrocarbon Common Stock shall be treated as redeemed and canceled immediately prior to the Merger.

        (d)   By virtue of the Merger, all of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall be converted into and become 1,000 fully paid and nonassessable shares of common stock of the Surviving Corporation.

        (e)   By virtue of the Merger, each Treasury Share and each share of Hydrocarbon Common Stock owned by Energy Partners or its Subsidiaries shall cease to be outstanding and shall be canceled without payment of any consideration therefor, and no partnership interest of Energy Partners or other consideration shall be delivered in exchange therefor.

        (f)    All shares of Hydrocarbon Common Stock, when redeemed in the Redemption or converted in the Merger, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a certificate (a "Certificate") previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive (i) the Redemption/Merger Consideration, (ii) any distributions in accordance with Section 3.5(c) and (iii) any cash to be paid in lieu of any fractional Common Unit in accordance with Section 3.5(e), in each case to be issued or paid in consideration therefor upon the surrender of such Certificates in accordance with Section 3.5.

        Section 3.2    Election Procedures.

        (a)   An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Hydrocarbon Common Stock shall pass, only upon proper delivery of such Certificates to the Redemption/Exchange Agent) in such form as Energy Partners and Hydrocarbon shall mutually agree (the "Election Form") and pursuant to which each holder of record of shares of Hydrocarbon Common Stock as of the close of business on the Election Deadline may make an election pursuant to this Section 3.2, shall be mailed at the same time as the Joint Proxy Statement or at such other time as Hydrocarbon and Energy Partners may agree (the date on which such mailing is commenced or such other agreed date, the "Mailing Date") to each holder of record of Hydrocarbon Common Stock as of the close of business on the record date for notice of the Hydrocarbon Meeting (the "Election Form Record Date").

        (b)   Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Appraisal Shares, to specify (i) the number of such holder's shares of Hydrocarbon Common Stock with respect to which such holder elects to have redeemed for the Per Share Cash Consideration in the Redemption ("Cash Election Shares"), (ii) the number of such holder's shares of Hydrocarbon Common Stock with respect to which such holder elects to have exchanged for the Per Share Unit Consideration in the Merger ("Unit Election Shares"), (iii) the number of such holder's shares of Hydrocarbon Common Stock with respect to which such holder elects to receive the Stated Consideration (the "Stated Consideration Shares"), a portion of which shares shall be Stated Consideration Cash Shares to be redeemed for the Per Share Cash Consideration in the Redemption, and a portion of which shares shall be Stated Consideration Unit Shares to be exchanged for the Per Share Unit Consideration in the Merger, both as provided for herein, and (iv) the number of such holder's shares of Hydrocarbon Common Stock with respect to which such holder makes no election ("Non-Electing Shares"). For each holder electing to receive the Stated Consideration, (x) that number of such holder's Stated Consideration Shares equal to the quotient obtained by dividing (1) the product of the Per Share Stated Cash Consideration multiplied by the number of such holder's Stated Consideration Shares by (2) the Per Share Cash Consideration, rounded to the nearest whole share, shall be deemed "Stated Consideration Cash Shares" hereunder and (y) that number of such holder's Stated Consideration Shares equal to (1) the number of such holder's Stated Consideration Shares minus (2) the number of such holder's Stated Consideration Cash Shares shall be deemed "Stated Consideration Unit Shares" hereunder. Any Hydrocarbon Common Stock with respect to which the Redemption/Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the 33rd day following the Mailing Date (or such other time and date as Hydrocarbon and Energy Partners shall agree) (the "Election Deadline") (other than any shares of Hydrocarbon Common Stock that constitute Appraisal Shares as of such time) shall also be deemed to be Non-Electing Shares. In addition, any shares of Hydrocarbon Common Stock treated as outstanding upon the exercise of Hydrocarbon Stock Options pursuant to Section 3.7(a) shall be deemed to be Non-Electing Shares.

        (c)   Hydrocarbon and Energy Partners shall mail one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Hydrocarbon Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline. Hydrocarbon shall provide to the Redemption/Exchange Agent all information reasonably necessary for it to perform as specified herein.

        (d)   Any such election shall have been properly made only if the Redemption/Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by (i) one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all certificated shares of Hydrocarbon Common Stock covered by such Election Form or (ii) in the case of shares in book-entry form, any additional documents specified by the procedures set forth in the Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Hydrocarbon Common Stock represented by such Election Form shall become Non-Electing Shares and Energy Partners shall cause the Certificates, if any, representing Hydrocarbon Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of the applicable shares of Hydrocarbon Common Stock. Subject to the terms of this Agreement and of the Election Form, the Redemption/Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Redemption/Exchange Agent regarding such matters shall be binding and conclusive. None of Energy Partners, MergerCo or the Redemption/Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

        (e)   Within ten Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as practicable (and in no event more than ten Business Days after the Effective Time), Hydrocarbon and Energy Partners shall cause the Redemption/Exchange Agent to effect the allocation among the holders of shares of Hydrocarbon Common Stock of rights to receive cash in the Redemption or Common Units in the Merger in accordance with the Election Forms (subject to compliance with the provisions of this Agreement) as follows:

          (i)    Cash Election Shares More Than Total Remaining Cash Amount.    If the aggregate cash amount that would be paid upon the redemption of the Cash Election Shares in the Redemption is greater than the Total Remaining Cash Amount, then:

      (A)
      all Unit Election Shares, Stated Consideration Unit Shares and Non-Electing Shares shall be exchanged for the Per Share Unit Consideration in the Merger,

      (B)
      the Redemption/Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process based on the number of shares held by a stockholder, a sufficient number of shares ("Unit Designated Shares") such that the aggregate cash amount that will be paid in the Redemption equals as closely as practicable the Total Cash Amount (such calculation to take into consideration the number of Stated Consideration Cash Shares and the Total Stated Cash Consideration Amount), and all Unit Designated Shares shall be exchanged for the Per Share Unit Consideration in the Merger, and

      (C)
      all Stated Consideration Cash Shares and those Cash Election Shares that are not Unit Designated Shares shall be redeemed at a redemption price per share equal to the Per Share Cash Consideration in the Redemption.

          (ii)    Cash Election Shares Less Than Total Remaining Cash Amount.    If the aggregate cash amount that would be paid upon the redemption of the Cash Election Shares in the Redemption is less than the Total Remaining Cash Amount, then:

      (A)
      all Cash Election Shares and Stated Consideration Cash Shares shall be redeemed at a redemption price per share equal to the Per Share Cash Consideration in the Redemption,

      (B)
      the Redemption/Exchange Agent shall then select first from among the Non-Electing Shares and then (if necessary) from among the Unit Election Shares, by a pro rata selection process based on the number of shares held by a stockholder, a sufficient number of shares ("Cash Designated Shares") such that the aggregate cash amount that will be paid in the Redemption equals as closely as practicable the Total Cash Amount (such calculation to take into consideration the number of Stated Consideration Cash Shares and the Total Stated Cash Consideration Amount), and all Cash Designated Shares shall be redeemed at a redemption price per share equal to the Per Share Cash Consideration in the Redemption, and

      (C)
      all Stated Consideration Unit Shares and those Unit Election Shares and the Non-Electing Shares that are not Cash Designated Shares shall be exchanged for the Per Share Unit Consideration in the Merger.

          (iii)    Cash Election Shares Equal to Total Remaining Cash Amount.    If the aggregate cash amount that would be paid upon the redemption of the Cash Election Shares in the Redemption is equal to the Total Remaining Cash Amount, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares and Stated Consideration Cash Shares shall be redeemed at a redemption price per share equal to the Per Share Cash Consideration in the Redemption and all Unit Election Shares, Stated Consideration Unit Shares and Non-Electing Shares shall be exchanged for the Per Share Unit Consideration in the Merger.

        Notwithstanding anything in this Agreement to the contrary, to the fullest extent permitted by law, for purposes of determining the allocations set forth in this Section 3.2, Energy Partners shall have the right to require, but not the obligation to require, that any shares of Hydrocarbon Common Stock that constitute Appraisal Shares as of the Election Deadline be treated as Cash Election Shares but not be subject to the pro rata selection process contemplated by this Section 3.2, and, if Energy Partners so requires, then, to the fullest extent permitted by law, any Appraisal Shares that receive the Redemption/Merger Consideration provided under this Article III shall be treated as Cash Election Shares but not be subject to the pro rata selection process contemplated by this Section 3.2.

        (f)    The pro rata selection process to be used by the Redemption/Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Energy Partners and Hydrocarbon.

        Section 3.3    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Hydrocarbon Common Stock issued and outstanding immediately prior to the filing of the Redemption Charter Amendment or the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "Appraisal Shares") shall not be converted into the right to receive the Redemption/Merger Consideration, but instead shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and the Redemption Charter Amendment and at the filing of the Redemption Charter Amendment or the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 of the DGCL and the Redemption Charter Amendment shall be forfeited and cease and if such forfeiture shall occur following the Election Deadline, each of such holder's Appraisal Shares, to the extent permitted by law, shall be treated as Non-Electing Shares or pursuant to Section 3.2(e) as Cash Election Shares. Hydrocarbon shall deliver prompt notice to Energy Partners of any demands for appraisal of any shares of Hydrocarbon Common Stock and provide Energy Partners with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. Prior to the Effective Time, Hydrocarbon shall not, without the prior written consent of Energy Partners, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        Section 3.4    Rights As Stockholders; Stock Transfers.    After the Redemption or the Effective Time, as the case may be, holders of Hydrocarbon Common Stock shall cease to be, and shall have no rights, as stockholders of Hydrocarbon, other than to receive (a) any dividend or other distribution with respect to such Hydrocarbon Common Stock with a record date occurring prior to the Effective Time that may have been declared or made by Hydrocarbon on such shares of Hydrocarbon Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time and (b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the shares of Hydrocarbon Common Stock.

        Section 3.5    Exchange of Certificates.

        (a)    Redemption/Exchange Agent.    Hydrocarbon shall irrevocably deposit with the Redemption/Exchange Agent an amount in cash that shall be sufficient to effect the Redemption, and Energy Partners shall deposit or shall cause to be deposited the Common Units for the Merger with the Redemption/Exchange Agent, in each case for the benefit of the holders of shares of Hydrocarbon Common Stock and both of which together shall be used to make all deliveries of cash and the Common Units as required by and pursuant to this Article III. Energy Partners agrees to make available to the Redemption/Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.5(c) and to make payments in lieu of any fractional Common Units pursuant to Section 3.5(e). Any cash and Common Units deposited with the Redemption/Exchange Agent (including as payment for any fractional Common Units in accordance with Section 3.5(e) and any distributions in accordance with Section 3.5(c)) shall hereinafter be referred to as the "Exchange Fund." The Redemption/Exchange Agent shall, pursuant to irrevocable instructions, deliver the Redemption/Merger Consideration contemplated to be paid for shares of Hydrocarbon Common Stock pursuant to this Agreement, both through the Redemption and through the Merger, out of the Exchange Fund. Except as contemplated by Sections 3.5(c) and 3.5(e) hereof, the Exchange Fund shall not be used for any other purpose.

        (b)    Exchange Procedures.    Promptly after the Effective Time, Energy Partners shall instruct the Redemption/Exchange Agent to mail to each record holder of Certificates (other than such holders who have properly completed an Election form and elected the shares with respect to such Certificates as Cash Election Shares, Unit Election Shares, Stated Consideration Shares or Non-Electing Shares in accordance with Section 3.2 and other than Appraisal Shares), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Redemption/Exchange Agent, and shall be in customary form and agreed to by Energy Partners and Hydrocarbon prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Redemption/Merger Consideration payable in respect of the shares of Hydrocarbon Common Stock represented by such Certificates. Promptly after the Effective Time, upon surrender of Certificates for cancellation to the Redemption/Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates and the holders of Certificates who previously surrendered Certificates to the Redemption/Exchange Agent with properly completed and duly executed Election Forms shall be entitled to receive in exchange therefor (A) Common Units representing, in the aggregate, the whole number of Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all shares of Hydrocarbon Common Stock then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional Common Units pursuant to Section 3.5(e) and distributions pursuant to Section 3.5(c). No interest shall be paid or accrued on any Redemption/Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Hydrocarbon Common Stock which is not registered in the transfer records of Hydrocarbon, the Redemption/Merger Consideration payable in respect of such shares of Hydrocarbon Common Stock may be paid to a transferee if the Certificate representing such shares of Hydrocarbon Common Stock is presented to the Redemption/Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Redemption/Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the

Redemption/Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Redemption/Exchange Agent that such Taxes have been paid or are not payable. Until surrendered as contemplated by this Section 3.5, each Certificate other than Certificates representing Appraisal Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Redemption/Merger Consideration payable in respect of the shares of Hydrocarbon Common Stock represented by such Certificate and any distributions to which such holder is entitled pursuant to Section 3.4.

        (c)    Distributions with Respect to Unexchanged Common Units.    No distributions declared or made with respect to Common Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate representing Hydrocarbon Common Stock with respect to the Common Units that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional Common Units shall be paid to any such holder until such holder shall surrender such Certificate in accordance with this Section 3.5. Subject to applicable law, following surrender of any such Certificate, there shall be paid to such holder of the Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash due pursuant to Section 3.2 and cash payable in lieu of fractional Common Units to which such holder is entitled pursuant to Section 3.5(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to the Common Units and payable with respect to such Common Units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Common Units.

        (d)    No Further Rights in Hydrocarbon Common Stock.    The Redemption/Merger Consideration delivered or issued, as the case may be, in accordance with the terms hereof (including any cash paid pursuant to Section 3.4, Section 3.5(c) or Section 3.5(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Hydrocarbon Common Stock.

        (e)    Fractional Common Units.    No certificates or scrip of the Common Units representing fractional Common Units or book entry credit of the same shall be issued upon the surrender for exchange of Certificates in the Merger, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Common Units. Notwithstanding any other provision of this Agreement, each holder of shares of Hydrocarbon Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a Common Unit (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the closing sale price of the Common Units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the Effective Time shall occur and (ii) the fraction of a Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Redemption/Exchange Agent shall so notify Energy Partners, and it shall, or shall cause the Surviving Entity to, deposit such amount with the Redemption/Exchange Agent and shall cause the Redemption/Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

        (f)    Termination of Exchange Fund with Respect to Merger.    Any portion of the Exchange Fund constituting Common Units that remains undistributed to the holders of Hydrocarbon Common Stock in the Merger after 180 days following the Effective Time shall be delivered to Energy Partners upon demand and, from and after such delivery, any former holders of Hydrocarbon Common Stock (other than Appraisal Shares) who have not theretofore complied with this Article III shall thereafter look only to Energy Partners for the Redemption/Merger Consideration payable in the Merger in respect of such shares of Hydrocarbon Common Stock, any cash in lieu of fractional Common Units to which they are entitled pursuant to Section 3.5(e) and any distributions with respect to the Common Units to which they are entitled pursuant to Section 3.5(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of shares of Hydrocarbon Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable law, become the property of Energy Partners or Hydrocarbon, as the case may be, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

        (g)    No Liability.    Neither Energy Partners, Hydrocarbon, nor the Surviving Entity shall be liable to any holder of shares of Hydrocarbon Common Stock for any Common Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar law.

        (h)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Hydrocarbon or Energy Partners, the posting by such Person of a bond, in such reasonable amount as Hydrocarbon or Energy Partners may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Redemption/Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Redemption/Merger Consideration payable in respect of the shares of Hydrocarbon Common Stock represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.4.

        (i)    Withholding.    Each of Hydrocarbon, Energy Partners, the Surviving Entity and the Redemption/Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Hydrocarbon Common Stock such amounts as Hydrocarbon, Energy Partners, the Surviving Entity or the Redemption/Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Hydrocarbon Common Stock in respect of whom such deduction and withholding was made by Hydrocarbon, Energy Partners, the Surviving Entity or the Redemption/Exchange Agent, as the case may be.

        (j)    Book Entry of Common Units.    All Common Units to be issued in the Merger shall be issued in book entry form, without physical certificates.

        Section 3.6    Anti-Dilution Provisions.    In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or dividends in the form of equity interests with respect to the Common Units and the Hydrocarbon Common Stock (in each case, as permitted pursuant to Section 4.3), the number of Common Units to be issued in the Merger, the average closing sales prices of the Common Units determined in accordance with Section 3.5(e), the Per Share Cash Consideration, the Per Share Unit Consideration, the Per Share Stated Cash Consideration and the Per Share Stated Unit Consideration will be correspondingly adjusted.

        Section 3.7    Options and Restricted Shares.

        (a)   Immediately prior to the Redemption, Hydrocarbon shall cause all outstanding Hydrocarbon Stock Options heretofore granted, regardless of whether or not vested or exercisable at the Effective Time, to be deemed exercised and each holder of an outstanding Hydrocarbon Stock Option, for purposes of this Agreement, shall be treated as of the Redemption, which shall occur immediately prior to the Effective Time, as holding a number of shares of Hydrocarbon Common Stock equal to (i) the number of shares of Hydrocarbon Common Stock subject to such Hydrocarbon Stock Option minus (ii) a number of shares of Hydrocarbon Common Stock that are equal in value, as determined as of the Effective Time, to (A) (x) the exercise price of such Hydrocarbon Stock Option times (y) the number of shares of Hydrocarbon Common Stock subject to such Hydrocarbon Stock Option plus (B) such amounts as are required to be withheld or deducted by Law with respect to the exercise of such Hydrocarbon Stock Options.

        (b)   At the Effective Time, all outstanding shares of Hydrocarbon Restricted Stock heretofore granted shall cease to represent shares of Hydrocarbon Restricted Stock and shall be assumed by Energy Partners and converted into Energy Partners Phantom Units at the Exchange Ratio. Any fractional Energy Partners Phantom Unit shall be rounded up to the nearest whole Energy Partners Phantom Unit. Each share of Hydrocarbon Restricted Stock so assumed and converted shall be subject to, and shall vest upon, the terms and conditions that are the same as those currently applicable to the shares of Hydrocarbon Restricted Stock. Promptly after the Effective Time, Energy Partners will provide each holder of shares of Hydrocarbon Restricted Stock with a notice describing the assumption and conversion of such shares.

        (c)   With the exception of those Persons who hold shares of Hydrocarbon Restricted Stock, no Person shall have any right under any plan, program, agreement or arrangement with respect to Hydrocarbon Common Stock, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of shares of Hydrocarbon Common Stock at and after the Effective Time.

ARTICLE IV

ACTIONS PENDING MERGER

        From the date hereof until the Effective Time, except for the Redemption, the Restructuring Transactions or otherwise as expressly contemplated by this Agreement, (a) without the prior written consent of the Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Hydrocarbon will not, and will cause each of its Subsidiaries not to, and (b) without the prior written consent of the Deal Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Energy Partners will not, and will cause each of its Subsidiaries not to:

        Section 4.1    Ordinary Course.    Conduct the business of it and its Subsidiaries, other than, in the case of Hydrocarbon, Energy Partners and its Subsidiaries, other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (a) adversely affect the ability of any party to obtain any approvals required under the HSR for the transactions contemplated hereby or (b) adversely affect its ability to perform any of its material obligations under this Agreement.

        Section 4.2    Capital Stock.    In the case of Hydrocarbon and its Subsidiaries, other than (a) pursuant to stock options Previously Disclosed in its Disclosure Schedule, or (b) as otherwise set forth on Schedule 4.2 of Hydrocarbon's Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights or similar stock-based employee rights (other than awards to newly hired employees consistent with past practice).

        Section 4.3    Dividends, Distributions.    Other than in connection with the Restructuring Transactions,

        (a)   make, declare or pay any dividend or distribution (except (i) in the case of Energy Partners, regular quarterly cash distributions of Available Cash (as defined in the Partnership Agreement) on the Common Units and the general partner interest of Energy Partners and (ii) in the case of Hydrocarbon, regular quarterly dividends, in each case in the ordinary course consistent with past practice but in an amount no greater than the per share dividend for the second quarter of 2007), on or in respect of, or declare or make any distribution on any shares of its equity securities other than as Previously Disclosed;

        (b)   split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or

        (c)   repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.

        Section 4.4    Compensation; Employment Agreements.    In the case of Hydrocarbon and its Subsidiaries, except as set forth on Schedule 4.4 of Hydrocarbon's Disclosure Schedule, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (a) normal individual increases in compensation to employees (other than officers and directors) in the ordinary course of business consistent with past practice, (b) other changes as are provided for herein or as may be required by law or to satisfy contractual obligations existing as of the date hereof or (c) additional grants of awards to newly hired employees consistent with past practice.

        Section 4.5    Benefit Plans.    In the case of Hydrocarbon and its Subsidiaries, except as set forth on Schedule 4.5 of the Hydrocarbon Disclosure Schedule, enter into or amend (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof, or (iii) in the ordinary course of business consistent with past practice which amendments, either individually or in the aggregate, would not reasonably be expected to result in a material liability to Hydrocarbon or such Subsidiaries) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its present or former directors, officers or other employees, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

        Section 4.6    Acquisitions and Dispositions.    In the case of Hydrocarbon and its Subsidiaries, sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and such Subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such Subsidiaries taken as a whole, or would be likely to have a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated by this Agreement or to delay materially the Effective Time. In the case of Energy Partners, Energy Partners will not, and will cause its Subsidiaries not to, merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or take any other action which would have a Material Adverse Effect on its ability to consummate the transactions contemplated by this Agreement.

        Section 4.7    Amendments.    In the case of Hydrocarbon, amend its certificate of incorporation or bylaws.

        Section 4.8    Accounting Methods.    Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by law or generally accepted accounting principles.

        Section 4.9    Insurance.    Fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

        Section 4.10    Taxes.

        (a)   Make or rescind any material express or deemed election relating to Taxes unless it is reasonably expected that such action will not materially and adversely affect it, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election;

        (b)   settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not materially and adversely affect it; or

        (c)   change in any material respect any of its methods of reporting income, or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law or except for such changes that are reasonably expected not to materially adversely affect it.

        Section 4.11    Debt, Capital Expenditures and the Like.    In the case of Hydrocarbon, except as provided in Schedule 4.11, (a) incur any indebtedness for borrowed money (except for working capital under existing credit facilities or equipment financing arrangements) or guarantee any such indebtedness of others, (b) enter into any material lease (whether operating or capital), (c) create any Lien on the property of Hydrocarbon or such Subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease (other than as permitted by clauses (a) and (b) of this Section 4.11), or (d) make or commit to make aggregate capital expenditures in excess of $5.0 million.

        Section 4.12    No Dissolution.    Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

        Section 4.13    Adverse Actions.    Knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue (taking into account the standard in Section 5.2) at any time prior to the Closing, (b) any of the conditions to the Redemption and Merger set forth in Article VII not being satisfied, (c) any material delay or prevention of the consummation of the Redemption and Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law.

        Section 4.14    Agreements.    Agree or commit to do anything prohibited by Sections 4.1 through 4.13.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        Section 5.1    Disclosure Schedule.    On or prior to the date hereof, Energy Partners has delivered to Hydrocarbon and Hydrocarbon has delivered to Energy Partners a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (b) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

        Section 5.2    Standard.    No representation or warranty of Energy Partners or Hydrocarbon contained in Section 5.3 (except Sections 5.3(b), 5.3(c)(i), 5.3(c)(ii), 5.3(d) and 5.3(e)) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 5.3, has had or is reasonably expected to have a Material Adverse Effect.

        Section 5.3    Representations and Warranties.    Subject to Sections 5.1 and 5.2 and except as Previously Disclosed or (other than with respect to Sections 5.3(a) and (b)) as set forth in its SEC Documents filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), Hydrocarbon hereby represents and warrants to Energy Partners, and Energy Partners hereby represents and warrants to Hydrocarbon, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

        (a)    Organization, Standing and Authority.    Such party is a corporation, or in the case of Energy Partners, a limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party (i) is duly qualified to do business and is in good standing in the states of the United States where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (ii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

        (b)    Shares.

          (i)    In the case of Hydrocarbon, as of the date hereof, the authorized capital stock of Hydrocarbon consists of 20,000,000 shares of Common Stock, $0.01 par value, of which 12,001,151 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, no shares of which are issued and outstanding. Such outstanding shares were duly authorized and are validly issued and fully paid and non-assessable and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights).

          (ii)   In the case of Energy Partners, as of the date hereof, there are 36,500,445 Common Units and no Subordinated Units issued and outstanding, and all of such Common Units and Subordinated Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). As of the date hereof, the General Partner owns a 2% general partner interest in Energy Partners and all of the IDRs, and such general partner interest was duly authorized and validly issued in accordance with the Partnership Agreement. The Common Units to be issued in the Merger will be duly authorized and validly issued in accordance with the Amended and Restated Partnership Agreement and will be fully paid (to the extent required under the Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

          (iii)  As of the date hereof, except as Previously Disclosed in Schedule 5.3(b) of a party's Disclosure Schedule, there are no shares of capital stock (in the case of Hydrocarbon) or interests (in the case of Energy Partners) of such party's equity securities authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its equity securities, and such party does not have any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement. Since December 31, 2006, Hydrocarbon has not issued any shares of its capital stock or rights in respect thereof or reserved any shares for such purposes except pursuant to plans or commitments Previously Disclosed in Schedule 5.3(b) of its Disclosure Schedule.

          (iv)  The number of shares of Hydrocarbon Common Stock which are issuable and reserved for issuance upon exercise of Hydrocarbon Stock Options as of the date hereof are Previously Disclosed in Schedule 5.3(b) of Hydrocarbon's Disclosure Schedule, and the number of Common Units that are issuable upon vesting of phantom units or exercise of any employee or director options to purchase Common Units as of the date hereof are Previously Disclosed in Schedule 5.3(b) of Energy Partners' Disclosure Schedule.

        (c)    Subsidiaries.

          (i)    (A) Such party has Previously Disclosed in Schedule 5.3(c) of its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, all of the equity interests of each of its Subsidiaries, except as Previously Disclosed in Schedule 5.3(c) of a party's Disclosure Schedule, (C) no equity interests of any of its Subsidiaries are or may become required to be issued by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such equity interests, and (F) all of the equity interests of each such Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

          (ii)   In the case of the representations and warranties of Hydrocarbon, other than ownership of its Subsidiaries, Hydrocarbon does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, except as disclosed in Schedule 5.3(c)(ii).

          (iii)  Each of such party's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and (A) is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (B) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

        (d)    Corporate or Partnership Power.    Such party and each of its Subsidiaries has the corporate power and authority, or in the case of Energy Partners the partnership power and authority, to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority or, in the case of Energy Partners, the partnership power and authority, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        (e)    Equityholder Authority.    In the case of this Agreement, subject to Hydrocarbon Stockholder Approval in the case of Hydrocarbon and Energy Partners Unitholder Approval in the case of Energy Partners, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action (partnership action in the case of Energy Partners and limited liability company action in the case of MergerCo), and this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of it, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        (f)    No Defaults.    Subject to receipt of the HSR approval, and the approval of Hydrocarbon's bank group, the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and the NYSE, and the approvals contemplated by Article VII, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, in the case of Hydrocarbon its certificate of incorporation or bylaws and in the case of Energy Partners its Partnership Agreement or MergerCo's operating agreement, (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any Lien on any of its assets or its Subsidiaries' assets other than in connection with any indebtedness obtained in connection with the transactions contemplated by this Agreement, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.

        (g)    Financial Reports and SEC Documents.    Its annual report on Form 10-K for the fiscal year ended December 31, 2006, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2004 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its "SEC Documents"), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the case of Energy Partners in such SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as and to the extent set forth on its balance sheet as of December 31, 2006, as of such date, neither it nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied.

        (h)    Litigation; Regulatory Action.

          (i)    No litigation, claim or other proceeding before any court or governmental agency is pending against it or any of its Subsidiaries and, to the best of its knowledge, no such litigation, claim or other proceeding has been threatened, other than normal and routine litigation which is either covered by insurance in amounts sufficient to discharge any likely exposure. There are no outstanding judgments, decrees, injunctions, awards or orders against it or any of its Subsidiaries. Schedule 5.3(h) of its Disclosure Schedule contains, as of the date of this Agreement, an accurate and complete list of all actions, suits and proceedings pending or, to the best of its knowledge, threatened against it, except as to routine law suits arising in the ordinary course of business which are fully covered by insurance (except for deductible amounts under such insurance policies which if required to be paid would not individually or in the aggregate have a Material Adverse Effect).

          (ii)   Neither it nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or court or authority or body or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

          (iii)  Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

        (i)    Compliance with Laws.    Except as set forth in Schedule 5.3(i) of its Disclosure Schedule, it and each of its Subsidiaries:

          (i)    in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, (any instance of failure to so comply is referred to herein as a "Non-Compliance Event");

          (ii)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened (any instance or failure to obtain any of the foregoing and to maintain them in full force and effect is referred to herein as a "Permitting Violation"); and

          (iii)  has not received, since December 31, 2004, any notification or communication from any Regulatory Authority asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces or threatening to revoke any license, franchise, permit, or governmental authorization nor, to its knowledge, do any grounds for any of the foregoing exist (any instance of the foregoing referred to herein as a "Non-Compliance Notification").

        (j)    Defaults.    Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

        (k)    No Brokers.    No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Hydrocarbon, fees to be paid to Merrill Lynch, Pierce, Fenner & Smith Incorporated, and, in the case of Energy Partners, fees to be paid to Lehman Brothers Inc. and RBC Capital Markets, in every case pursuant to letter agreements which have been heretofore disclosed to the other party.

        (l)    Compensation and Benefit Plans.

          (i)    Schedule 5.3(l)(i) of a party's Disclosure Schedule contains a complete list of all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all "employee benefit plans" as defined in ERISA Section 3(3) (collectively, "Compensation and Benefit Plans").

          (ii)   True and complete copies of its Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto and, if applicable, the most recent Form 5500 and annual reports for such plans have been made available to the other party.

          (iii)  Each of its Compensation and Benefit Plans has been administered in all material respects in accordance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and its Subsidiaries (its "Plans"), to the extent subject to ERISA, are in material compliance with ERISA, the Code, and other applicable laws and, to the knowledge of Hydrocarbon, no prohibited transaction has occurred with respect to any such employee benefit plan that would result in any material excise Tax or other material liability under ERISA or the Code. Each Compensation and Benefit Plan of it or its Subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or may rely on an opinion letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination or opinion letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to any of the Compensation and Benefit Plans (other than regular claims for benefits).

          (iv)  No material liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No Pension Plan is a "defined benefit plan" within the meaning of ERISA Section 3(35) or "money purchase" plan subject to Section 412 of the Code.

          (v)   All contributions, premiums and payments required to be made under the terms of any Compensation and Benefit Plan of it or any of its Subsidiaries have been made.

          (vi)  Neither it nor any of its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay.

          (vii) Except as Previously Disclosed under Schedule 5.3(l)(vii) of a party's Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Compensation and Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.

        (m)    Labor Matters.    Except as set forth in Schedule 5.3(m) of a party's Disclosure Schedule, neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment.

        (n)    Environmental Matters.    Except as Previously Disclosed under Schedule 5.3(n) of a party's Disclosure Schedule, neither (i) the past or present conduct nor operation of such party or its Subsidiaries nor any condition of any property or asset presently or previously owned, leased or operated by any of them, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, violates or violated Environmental Laws, and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability or obligations for any clean-up, remediation, disposal or corrective action under Environmental Laws or claims for personal injury, property damage or damage to natural resources, and (ii) such party nor any of its Subsidiaries has received any notice from any person or entity that it or its Subsidiaries or the operation or condition of any property or asset ever owned, leased, operated, held as collateral or held as a fiduciary by any of them is or was in violation of or otherwise are alleged to have liability under any Environmental Law or has entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the clean-up of any hazardous materials contamination, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

        (o)    Tax Matters.

          (i)    All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws ("Tax Returns") with respect to it or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;

          (ii)   all Tax Returns filed by it are complete and accurate in all material respects;

          (iii)  all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by it or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have in accordance with generally accepted accounting principles been established for the payment of such Taxes; and

          (iv)  no material (A) audit or examination or (B) refund litigation with respect to any Tax Return is pending. As of the date hereof, neither it nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns, (y) is a party to any Tax sharing or Tax indemnity agreement or (z) is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

        (p)    Regulatory Approvals.    Except as set forth in Schedule 5.3(p) of a party's Disclosure Schedule, the only approval of any governmental agency necessary to consummate the transactions contemplated by this Agreement (other than filings under the Securities Act) is pursuant to the HSR. As of the date hereof, neither Hydrocarbon nor the Energy Partners is aware of any reason why the approvals under the HSR will not be received.

        (q)    No Material Adverse Change.    Except as disclosed in its SEC Documents filed with the SEC on or before the date hereof, since December 31, 2006, (i) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (ii) it has not made any material change in its accounting methods, principles or practices or its Tax methods, practices or elections and (iii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to result in a Material Adverse Effect.

        (r)    Insurance.    It has previously delivered to the other party a schedule listing the officers' and directors' liability insurance policies, primary and excess casualty and liability insurance policies providing coverage for bodily injury and property damage maintained by it and its Subsidiaries. It and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses taking into account the cost and availability of such insurance.

        (s)    Condition and Sufficiency of Assets.    The assets used in the business of it and its Subsidiaries are in operating condition and repair consistent with normal industry standards and are adequate for the uses to which they are being put and none of such assets are in need of replacement, maintenance or repairs except for ordinary and routine maintenance and repairs that are not material in nature or cost, except for assets which are not in service and the use of which are not required to conduct the business of it and its Subsidiaries in the ordinary course consistent with past practices. The assets in service are sufficient for the continued conduct of its business after the Closing.

        (t)    Intellectual Property.    Except as may be disclosed in Schedule 5.3(t) of its Disclosure Schedule, it and its Subsidiaries own or possess adequate licenses and other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, and there are no assertions or claims challenging the validity of any of the foregoing.

        (u)    The Hydrocarbon Board Recommendations.    At a meeting duly called and held, the Deal Committee determined that this Agreement and the transactions contemplated hereby, including the adoption of the Redemption Charter Amendment, are fair to and in the best interests of the Unaffiliated Stockholders, and recommended that the Hydrocarbon Board approve the Redemption Charter Amendment, this Agreement and the transactions contemplated hereby, declare the Redemption Charter Amendment and the Agreement advisable and recommend their adoption by the stockholders of Hydrocarbon. At a meeting duly called and held, the Hydrocarbon Board has approved and declared the advisability of, and resolved to recommend that its stockholders approve the Redemption Charter Amendment and adopt this Agreement. Hydrocarbon has taken all necessary actions to render the restrictions on "business combinations" (as defined in Section 203 of the DGCL) inapplicable to this Agreement and the transactions contemplated herby and thereby.

        (v)    The Board of Directors of the General Partner Recommendations.    At a meeting duly called and held, the Conflicts Committee determined that this Agreement and the transactions contemplated hereby, including the Unit Issuance and the adoption of the Amended and Restated Partnership Agreement, are fair and reasonable to, and in the best interests of, the Unaffiliated Common Unitholders and the Partnership, and recommended that the Board of Directors of the General Partner approve this Agreement and the transactions contemplated hereby and recommend to the Unaffiliated Common Unitholders that they approve the Merger, the Unit Issuance and the Amended and Restated Partnership Agreement. At a meeting duly called and held, the Board of Directors of the General Partner has approved and declared the advisability of, and resolved to recommend that the unitholders of Energy Partners approve the Merger, the Unit Issuance and the Amended and Restated Partnership Agreement.

        (w)    Operations of MergerCo.    In the case of Energy Partners, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

        (x)    Hydrocarbon Fairness Opinion.    Merrill Lynch, Pierce, Fenner & Smith Incorporated has delivered to the Deal Committee its written opinion dated as of the date hereof, that as of such date, the Redemption/Merger Consideration is fair, from a financial point of view, to the Unaffiliated Stockholders, a copy of which has been provided to Energy Partners.

        (y)    Energy Partners Fairness Opinion.    Lehman Brothers Inc. has delivered to the Conflicts Committee its written opinion dated as of the date hereof, that as of such date, the Redemption/Merger Consideration paid in the Redemption and the Merger and the consideration paid for the Class B membership interests in the General Partner pursuant to the Class B Membership Interest Contribution Agreement, in the aggregate, are fair, from a financial point of view, to the holders of the Common Units (other than Hydrocarbon and its affiliates), a copy of which has been provided to the Hydrocarbon Board.

ARTICLE VI

COVENANTS

        Hydrocarbon hereby covenants to and agrees with Energy Partners, and Energy Partners hereby covenants to and agrees with Hydrocarbon, that:

        Section 6.1    Best Efforts.    Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable laws, so as to permit consummation of the Redemption and Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other party hereto to obtain) HSR approval and any other third party approval that is required to be obtained by Hydrocarbon or Energy Partners or any of their respective Subsidiaries in connection with the Redemption and/or Merger and the other transactions contemplated by this Agreement, and using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Regulatory Authority with respect to the transactions contemplated hereby. In complying with the foregoing, neither it nor its Subsidiaries shall be required to take measures that would have a Material Adverse Effect on it and such Subsidiaries taken as a whole.

        Section 6.2    Equityholder Approvals.    Subject to the terms and conditions of this Agreement, each of them shall take, in accordance with applicable law, applicable stock exchange rules and its certificate of incorporation and bylaws, in the case of Hydrocarbon, and the Partnership Agreement, in the case of Energy Partners, all action necessary to call, hold and convene, respectively, (i) an appropriate meeting of stockholders of Hydrocarbon to consider and vote upon the approval of the Redemption Charter Amendment, the Merger, the adoption of this Agreement and any other matters required to be approved by Hydrocarbon's stockholders for consummation of the Redemption and Merger (including any adjournment or postponement, the "Hydrocarbon Meeting") and (ii) an appropriate meeting of the holders of the Common Units to consider and vote upon the approval of the Merger, the Unit Issuance and the Amended and Restated Partnership Agreement, and any other matters required to be approved by them for consummation of the Merger (including any adjournment or postponement, the "Energy Partners Meeting"; and each of the Hydrocarbon Meeting and Energy Partners Meeting, a "Meeting"), respectively, promptly after the date hereof. Subject to Section 6.6(c), the Hydrocarbon

Board and the Deal Committee shall recommend such approval (the "Hydrocarbon Recommendation"), and each of Energy Partners and Hydrocarbon shall take all reasonable lawful action to solicit such approval by its respective equity holders. The Board of Directors of the General Partner and the Conflicts Committee shall recommend approval of the Merger, the Unit Issuance and the Amended and Restated Partnership Agreement to its holders of Common Units (the "Energy Partners Recommendation"). Notwithstanding the foregoing, at any time prior to obtaining Energy Partners Unitholder Approval, the Board of Directors of the General Partner and the Conflicts Committee may withdraw, modify or qualify in any manner adverse to Hydrocarbon the Energy Partners Recommendation (any such action being referred to as a "Energy Partners Change in Recommendation") if they have concluded in good faith, after consultation with, and taking into account the advice of their outside legal advisors and financial consultants, that an Energy Partners Change in Recommendation is necessary to comply with their fiduciary duties under applicable law. The obligation of Hydrocarbon to call, hold and convene the Hydrocarbon Meeting shall not be affected by a Hydrocarbon Change in Recommendation, and the obligation of Energy Partners to call, hold and convene the Energy Partners Meeting shall not be affected by an Energy Partners Change in Recommendation.

        Section 6.3    Registration Statement.

        (a)   Each of Energy Partners and Hydrocarbon agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") (including the joint proxy statement and prospectus and other proxy solicitation materials of Energy Partners and Hydrocarbon constituting a part thereof (the "Joint Proxy Statement") and all related documents) to be filed by Energy Partners with the SEC in connection with the issuance of Common Units in the Merger as contemplated by this Agreement. Each of Energy Partners and Hydrocarbon agrees that the other party shall have the right to consent to the disclosure to be contained in the Registration Statement and the Joint Proxy Statement. Provided Hydrocarbon has cooperated as required above, Energy Partners agrees to file the Registration Statement with the SEC as promptly as practicable. Each of Hydrocarbon and Energy Partners agrees to use all commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Energy Partners also agrees to use commercially reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Hydrocarbon agrees to furnish to Energy Partners all information concerning Hydrocarbon, its Subsidiaries (other than Energy Partners and its Subsidiaries), officers, directors and stockholders and to take such other action as may be reasonably requested in connection with the foregoing.

        (b)   Each of Hydrocarbon and Energy Partners agrees, as to itself and its Subsidiaries, other than, in the case of Hydrocarbon, Energy Partners and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Energy Partners Meeting and Hydrocarbon Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Hydrocarbon and Energy Partners further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

        (c)   Energy Partners will advise Hydrocarbon, promptly after Energy Partners receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Common Units for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        (d)   Each of Energy Partners and Hydrocarbon will use its commercially reasonable best efforts to cause the Joint Proxy Statement to be mailed to its unitholders and stockholders, respectively, as soon as practicable after the effective date of the Registration Statement.

        Section 6.4    Press Releases.    Each of Hydrocarbon and Energy Partners will not, without the prior approval of the Conflicts Committee in the case of Hydrocarbon and the Deal Committee in the case of Energy Partners, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or the rules of the NYSE (and the American Stock Exchange as applicable), in which case it will consult with the other party before issuing any such press release or written statement.

        Section 6.5    Access; Information.

        (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such other parties and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Hydrocarbon or Energy Partners or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable law) and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Hydrocarbon nor Energy Partners nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

        (b)   Energy Partners will not use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold all information and documents obtained pursuant to this paragraph in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

        Section 6.6    Acquisition Proposals.

        (a)   Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the No-Solicitation Period Start Date, Hydrocarbon and its Representatives shall have the right to, directly or indirectly, (i) initiate, solicit, facilitate and encourage Acquisition Proposals, (ii) enter into discussions relating to Acquisition Proposals, (iii) continue or otherwise participate in any discussions or negotiations regarding any

Acquisition Proposal, (iv) furnish to any Person any information or data with respect to Hydrocarbon, including by way of providing access to non-public information pursuant to (but only pursuant to an executed confidentiality agreement no less restrictive than the Confidentiality Agreement); provided that Hydrocarbon shall promptly provide or make available to Energy Partners any non-public information concerning Hydrocarbon or any Subsidiary that is provided or made available to any Person which was not previously provided or made available to Energy Partners; and (v) otherwise cooperate with or take any other action to facilitate any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Within 24 hours following the No-Solicitation Period Start Date, Hydrocarbon shall notify Energy Partners of (i) the number of Excluded Parties, (ii) the identity of each Excluded Party and (iii) the material terms and conditions of each Excluded Party's Acquisition Proposal and furnish copies of any documents and related correspondence provided in connection therewith (including any amendments or modifications to any of the foregoing) received from any Excluded Party. Hydrocarbon shall immediately cease any discussions with any Person (other than Energy Partners) that are ongoing as of the No-Solicitation Period Start Date and that constitute an Acquisition Proposal, except as may be expressly provided for in Sections 6.6(b) and 6.6(c), and except in respect of any Excluded Party.

        Any Person that submits an Acquisition Proposal that the Deal Committee and the Hydrocarbon Board determines in good faith constitutes, or could reasonably be expected to lead to, a Superior Proposal, no later than 24 hours following the No Solicitation Period Start Date shall be referred to herein as an "Excluded Party." Notwithstanding anything contained in Section 6.6(a) to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Deal Committee determines in good faith that the Acquisition Proposal made by such party ceases to be reasonably likely to lead to a Superior Proposal.

        (b)   Except with respect to any written Acquisition Proposal from an Excluded Party received after the date hereof and prior to the No-Solicitation Period Start Date, none of Hydrocarbon and its Subsidiaries shall, and they shall cause their Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage the submission of, any Acquisition Proposal, or (ii) participate in any negotiations or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal. Notwithstanding anything to the contrary in this Section 6.6, nothing contained in this Agreement shall prohibit Hydrocarbon from furnishing any information to, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written Acquisition Proposal which did not result from a breach of this Section 6.6, if (i) the Deal Committee determines that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (ii) prior to furnishing such non-public information to such person, Hydrocarbon receives from such person an executed confidentiality agreement no less restrictive than the Confidentiality Agreement and furnishes Energy Partners with any such information that has not previously been furnished. Any breach of this Section 6.6 by any of Hydrocarbon's or its Subsidiaries' Representatives shall constitute a breach of this Section 6.6 by Hydrocarbon.

        (c)   Other than in accordance with Section 6.6(e), and except as otherwise provided in this Section 6.6(c), neither the Hydrocarbon Board nor any committee thereof shall (1) (a) withdraw, modify or qualify in any manner adverse to Energy Partners the Hydrocarbon Recommendation or (b) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (1) being referred to as a "Hydrocarbon Change in Recommendation"); or (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Hydrocarbon or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Hydrocarbon Stockholder

Approval, the Deal Committee may make a Hydrocarbon Change in Recommendation if it shall have concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors and financial consultants, the Hydrocarbon Change in Recommendation is necessary to comply with its fiduciary duties under applicable law; provided, however, that the Deal Committee shall not be entitled to exercise its right to make a Hydrocarbon Change in Recommendation pursuant to this sentence unless Hydrocarbon has: (x) complied in all material respects with this Section 6.6, (y) provided to Energy Partners four calendar days prior written notice (such notice, a "Notice of Proposed Recommendation Change") advising Energy Partners that the Deal Committee intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such Superior Proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional four calendar day period), and (z) if applicable, provided to Energy Partners all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided). Any Hydrocarbon Change in Recommendation shall not change the approval of this Agreement or any other approval of the Board of Directors of Hydrocarbon, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Redemption and/or Merger.

        (d)   In addition to the obligations of Hydrocarbon set forth in this Section 6.6, Hydrocarbon shall as promptly as practicable (and in any event within 24 hours after receipt) advise Energy Partners orally and in writing of any Acquisition Proposal or any matter giving rise to a Hydrocarbon Change in Recommendation and the material terms and conditions of any such Acquisition Proposal or any matter giving rise to a Hydrocarbon Change in Recommendation (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. Hydrocarbon shall keep Energy Partners informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal or any matter giving rise to a Hydrocarbon Change in Recommendation.

        (e)   Nothing contained in this Agreement shall prevent Hydrocarbon or the Hydrocarbon Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or from making any legally required disclosure to stockholders. Any "stop-look-and-listen" communication by Hydrocarbon or the Hydrocarbon Board to the stockholders of Hydrocarbon pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the stockholders of Hydrocarbon) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Energy Partners of, all or a portion of the Hydrocarbon Recommendation.

        Section 6.7    Affiliate Arrangements.

        (a)   Not later than the 15th day after the mailing of the Joint Proxy Statement, Hydrocarbon shall deliver to Energy Partners a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of Hydrocarbon (a "Rule 145 Affiliate") as that term is used in Rule 145 under the Securities Act.

        (b)   Hydrocarbon shall use its commercially reasonable best efforts to cause its Rule 145 Affiliates not to sell any securities received under the Merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.

        Section 6.8    Takeover Laws.    Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any stockholder rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

        Section 6.9    No Rights Triggered.    Each of Hydrocarbon and Energy Partners shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (a) in the case of Hydrocarbon under its certificate of incorporation or bylaws and in the case of Energy Partners under its Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a party.

        Section 6.10    Common Units Listed.    In the case of Energy Partners, Energy Partners shall use its commercially reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the Common Units to be issued to the holders of Hydrocarbon Common Stock in the Merger.

        Section 6.11    Third Party Approvals.

        (a)   Energy Partners and Hydrocarbon and their respective Subsidiaries, shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and HSR approval necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Redemption and/or Merger to be consummated as expeditiously as practicable. Each of Energy Partners and Hydrocarbon shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

        (b)   Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of such Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby.

        Section 6.12    Indemnification; Directors' and Officers' Insurance.

        (a)   Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Hydrocarbon Charter, the Hydrocarbon Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of Hydrocarbon's Subsidiaries, from and after the Effective Time, Energy Partners and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of Hydrocarbon or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the "Indemnified Parties") to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security). The indemnification and advancement obligations of Energy Partners and the Surviving Entity pursuant to this Section 6.12(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Redemption and Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of Hydrocarbon or any of its Subsidiaries after the date hereof and shall inure to the benefit of such person's heirs, executors and personal and legal representatives. As used in this Section 6.12(a): (x) the term "Claim" means any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any Action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party's duties or service as a director or officer of Hydrocarbon, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term "Indemnification Expenses" means reasonable attorneys' fees and all other reasonable costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.12(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Energy Partners nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

        (b)   Without limiting the foregoing, Energy Partners and MergerCo agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Hydrocarbon or any of its Subsidiaries as provided in the Hydrocarbon Charter and Hydrocarbon Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Hydrocarbon's Subsidiaries) and indemnification agreements of Hydrocarbon or any of its Subsidiaries shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

        (c)   For a period of six (6) years from the Effective Time, the certificate of incorporation and bylaws of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Hydrocarbon Charter and Hydrocarbon Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

        (d)   Energy Partners shall, or shall cause the Surviving Entity to, maintain for a period of at least six (6) years following the Effective Time, the current policies of directors' and officers' liability insurance maintained by Hydrocarbon and its Subsidiaries (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Hydrocarbon than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Redemption and Merger and the transactions contemplated by this Agreement; provided, that Energy Partners shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by Hydrocarbon prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

        (e)   The provisions of Section 6.12(d) shall be deemed to have been satisfied if prepaid "tail" policies have been obtained by the Surviving Entity for purposes of this Section 6.12 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in Section 6.12(d) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Redemption and Merger and the transactions contemplated by this Agreement.

        (f)    If the Surviving Entity or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity assume the obligations set forth in this Section 6.12.

        (g)   Energy Partners shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.12.

        (h)   This Section 6.12 shall survive the consummation of the Redemption and Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and shall be binding on the Surviving Entity and its successors and assigns.

        Section 6.13    Comfort Letters.

        (a)   Hydrocarbon shall use all commercially reasonable best efforts to cause to be delivered to Energy Partners a "comfort" letter of Deloitte & Touche LLP, Hydrocarbon's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to the Conflicts Committee and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        (b)   Energy Partners shall use all commercially reasonable best efforts to cause to be delivered to Hydrocarbon a "comfort" letter of Deloitte & Touche LLP, Energy Partners' independent public accountants, dated and delivered the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to the Deal Committee and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        Section 6.14    Benefit Plans.    The parties agree to take such actions with respect to compensation and employee benefit plans, programs, arrangements and other perquisites as are set forth on Schedule 4.5 of Hydrocarbon's Disclosure Schedule.

        Section 6.15    Notification of Certain Matters.    Each of Hydrocarbon and Energy Partners shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) any change in its condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to result in, a Material Adverse Effect.

        Section 6.16    Rule 16b-3.    Prior to the Effective Time, Hydrocarbon shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Hydrocarbon equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Hydrocarbon to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

        Section 6.17    Amended and Restated Partnership Agreement.    Subject to receipt of the Energy Partners Unitholder Approval, Energy Partners shall execute and make effective the Amended and Restated Partnership Agreement.

        Section 6.18    Board Membership.    Prior to the mailing of the Joint Proxy Statement, Hydrocarbon shall designate in its sole discretion three (3) members from among the current members of the Hydrocarbon Board, two (2) of whom must be independent (the "Hydrocarbon Director Designees") to serve as members of the Board of Directors of General Partner following the Effective Time. Subject to the foregoing, the parties shall take such action as is necessary to cause the General Partner to cause the Hydrocarbon Director Designees to be appointed to the Board of Directors of General Partner effective as of the Effective Time, to serve until the earlier of such individual's resignation or removal or until his successor is duly elected and qualified.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE REDEMPTION AND MERGER

        The obligations of each of the parties to consummate the Redemption and Merger are conditioned upon the satisfaction at or prior to the Closing of each of the following:

        Section 7.1    Stockholder Vote.    The Merger, the Unit Issuance, the Amended and Restated Partnership Agreement and the other transactions contemplated hereby shall have been approved and adopted by the affirmative vote of a Unit Majority at the Energy Partners Meeting ("Energy Partners Unitholder Approval"), and the Redemption Charter Amendment, the Merger and this Agreement and the other transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of Hydrocarbon Common Stock outstanding and entitled to vote thereon at the Hydrocarbon Meeting ("Hydrocarbon Stockholder Approval").

        Section 7.2    Governmental Approvals.    Any waiting period (including any extended waiting period arising as a result of a request for additional information by the Federal Trade Commission or the U.S. Department of Justice) under the HSR shall have expired or been terminated. All other filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Energy Partners or Hydrocarbon.

        Section 7.3    No Injunction.    No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Regulatory Authority with respect to the Redemption, the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Redemption, the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Energy Partners or Hydrocarbon with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.1.

        Section 7.4    Representations, Warranties and Covenants of Energy Partners.    In the case of Hydrocarbon's obligation to consummate the Redemption and the Merger:

        (a)   each of the representations and warranties contained herein of Energy Partners shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2;

        (b)   each and all of the agreements and covenants of Energy Partners to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

        (c)   Hydrocarbon shall have received a certificate signed by the Chief Financial Officer of the General Partner, dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).

        Section 7.5    Representations, Warranties and Covenants of Hydrocarbon.    In the case of Energy Partners' obligation to consummate the Merger:

        (a)   each of the representations and warranties contained herein of Hydrocarbon shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2;

        (b)   each and all of the agreements and covenants of Hydrocarbon to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

        (c)   Energy Partners shall have received a certificate signed by the Chief Financial Officer of Hydrocarbon, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

        Section 7.6    Effective Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

        Section 7.7    Opinion of Vinson & Elkins L.L.P. or Other Counsel.    In the case of Energy Partners' obligation to consummate the Merger, Energy Partners shall have received an opinion from Vinson & Elkins L.L.P., counsel to Energy Partners, or other counsel that is reasonably acceptable to Energy Partners, to the effect that:

        (a)   the Merger and the transactions contemplated by this Agreement will not result in the loss of limited liability of any limited partner of Energy Partners;

        (b)   90% of the current gross income of Energy Partners constitutes qualifying income within the meaning of Section 7704(d) of the Code;

        (c)   the Merger and the transactions contemplated by this Agreement will not cause Energy Partners to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes;

        (d)   to the extent that it describes provisions of United States federal tax law, the discussion in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences," as it relates to the holders of Common Units (other than Hydrocarbon), is correct in all material respects; and

        (e)   no gain or loss should be recognized by holders of Common Units as a result of the Merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

        In rendering such opinions, Vinson & Elkins L.L.P. or other counsel may require and rely upon representations and covenants including those contained in certificates of officers of the General Partner and others and opinions of Delaware counsel, reasonably satisfactory in form and substance to such counsel.

        Section 7.8    Opinion of Hogan & Hartson L.L.P. or Other Counsel.    In the case of Hydrocarbon's obligation to consummate the Redemption and the Merger, Hydrocarbon shall have received an opinion from Hogan & Hartson L.L.P., counsel to Hydrocarbon, or other counsel that is reasonably acceptable to Hydrocarbon, to the effect that:

        (a)   to the extent that it describes provisions of United States federal tax law, the discussion in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences," as it relates to the holders of Hydrocarbon Common Stock, is correct in all material respects; and

        (b)   no gain or loss should be recognized by the holders of Hydrocarbon Common Stock to the extent Common Units are received in exchange therefor as a result of the Merger.

        In rendering such opinion, Hogan & Hartson L.L.P. or other counsel may require and rely upon representations and covenants including those contained in certificates of officers of Hydrocarbon and others and opinions of Delaware counsel reasonably satisfactory in form and substance to such counsel.

        Section 7.9    NYSE Listing.    The Common Units issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

        Section 7.10    Amended and Restated Partnership Agreement.    In the case of Hydrocarbon's obligation to consummate the Redemption and the Merger, Energy Partners shall have executed and made effective the Amended and Restated Partnership Agreement.

        Section 7.11    Dissenting Holders.    In the case of Energy Partners' obligation to consummate the Merger, the shares of Hydrocarbon Common Stock held by Dissenting Holders shall not exceed 5% of the outstanding shares of Hydrocarbon Common Stock immediately prior to the Redemption.

        Section 7.12    Resignation of the Hydrocarbon Board.    In the case of Energy Partners' obligation to consummate the Merger, Hydrocarbon shall have received resignations for all of the directors on the Hydrocarbon Board.

        Section 7.13    Restructuring Transactions.    The Restructuring Transactions shall have been consummated pursuant to the Exchange Agreement.

        Section 7.14    Valuation Appraisal.    In the case of Hydrocarbon's obligation to consummate the Redemption and the Merger, Energy Partners shall have received an appraisal from Duff & Phelps Acquisitions, LLC, which appraisal comes to the conclusion that the value of (i) the Common Units owned by Hydrocarbon and (ii) the IDRs and the economic interest in the 2% general partner interest in Energy Partners owned by the General Partner, collectively, can reasonably be found to be equal to the value of the Class A Units for which such common units, IDRs and economic interest in the general partner interest are being exchanged in consummation of the Restructuring Transactions as provided for in the Exchange Agreement.

        Section 7.15    Changes in Tax Law.

        (a)   Hydrocarbon shall not be obligated to consummate the Redemption; and neither Hydrocarbon nor Energy Partners shall be obligated to consummate the Merger if either of the following shall have occurred:

          (i)    the issuance of Proposed Treasury Regulations Section 1.337(d)-3 in final form, with an effective date that would cause the final regulations to be applicable to the Merger, unless Hydrocarbon or Energy Partners, as the case may be, has received an opinion, in a form reasonably acceptable to it, from a law or accounting firm, that such regulations should not cause Hydrocarbon to recognize income or gain as a result of either the Merger or Restructuring Transactions, or

          (ii)   a Change in U.S. Federal Income Tax Law, other than as contemplated under clause (i), unless Hydrocarbon or Energy Partners, as the case may be, has received an opinion, in a form reasonably acceptable to it, from a law or accounting firm, that such change should not cause Hydrocarbon to recognize income or gain as a result of either the Merger or Restructuring Transactions.

        (b)   "Change in U.S. Federal Income Tax Law" means any change in the Code, Treasury Regulations, administrative pronouncements of the Internal Revenue Service, or judicial interpretations of the foregoing, if the Deal Committee or the Conflicts Committee determines, in its reasonable judgment, that it is more likely than not that such change could materially and adversely affect the U.S. federal income tax consequences to Hydrocarbon from the Merger or Restructuring Transactions.

        Section 7.16    Redemption.    In the case of Hydrocarbon's and Energy Partners' obligation to consummate the Merger, the Redemption has been consummated pursuant to the Redemption Charter Amendment, subject to the payment of the redemption price of the Per Share Cash Consideration as provided in Section 3.5.

ARTICLE VIII

TERMINATION

        Section 8.1    Termination.    Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Redemption and the Merger may be abandoned at any time prior to the Effective Time whether before or after the Hydrocarbon Stockholder Approval or Energy Partners Unitholder approval:

        (a)   By the mutual consent of Energy Partners and Hydrocarbon in a written instrument.

        (b)   By either Hydrocarbon or Energy Partners upon written notice to the other, if:

          (i)    the Redemption and the Merger have not been consummated on or before February 27, 2008 (the "Termination Date"); provided that the right to terminate this Agreement pursuant to this Section 8.1(b) (i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Redemption or Merger to have been consummated on or before such date;

          (ii)   any Regulatory Authority has issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties hereto shall have used their commercially reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Redemption or the Merger or making the Redemption or the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 6.1);

          (iii)  Hydrocarbon fails to obtain Hydrocarbon Stockholder Approval at the Hydrocarbon Meeting; provided that Hydrocarbon shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(iii) if it has breached any of its obligations under Section 6.6;

          (iv)  there has been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties (treating Energy Partners and MergerCo as one party for the purposes of this Section 8.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by Energy Partners or MergerCo) or Section 7.5 (in the case of a breach of representation or warranty by Hydrocarbon);

          (v)   if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4. (in the case of a breach of covenants or agreements by Energy Partners or MergerCo) or Section 7.5. (in the case of a breach of covenants or agreements by Hydrocarbon); or

          (vi)  Energy Partners fails to obtain the Energy Partners Unitholder Approval at the Energy Partners Meeting.

        (c)   By Energy Partners, upon written notice to Hydrocarbon, in the event that: (i) Hydrocarbon shall have materially breached Section 6.6; or (ii) a Hydrocarbon Change in Recommendation has occurred.

        (d)   By Hydrocarbon (with the prior approval of the Deal Committee), upon written notice to Energy Partners, in the event that (i) if, at any time after the date of this Agreement and prior to obtaining the Hydrocarbon Stockholder Approval, Hydrocarbon receives an Acquisition Proposal and the Hydrocarbon Board (acting through the Deal Committee if such committee still exists) shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, Hydrocarbon has complied with Section 6.6(c) of this Agreement, and the Hydrocarbon Board concurrently approves, and Hydrocarbon concurrently enters into, a definitive agreement with respect to such Superior

Proposal and has paid the Hydrocarbon Termination Fee pursuant to Section 9.1(b), or (ii) an Energy Partners Change in Recommendation has occurred.

        Section 8.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Energy Partners, MergerCo or Hydrocarbon, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Fees and Expenses.

        (a)   Whether or not the Redemption and the Merger are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Section 9.1(b), 9.1(c), 9.1(d) and 9.1(f).

        (b)   If this Agreement is terminated by Energy Partners pursuant to Section 8.1(c) or by Hydrocarbon pursuant to Section 8.1(d)(i), then Hydrocarbon shall pay to the Escrow Agent for the benefit of Energy Partners the Hydrocarbon Termination Fee. If this Agreement is terminated by Hydrocarbon pursuant to Section 8.1(d)(ii), then Energy Partners shall pay to Hydrocarbon in immediately available funds the Energy Partners Termination Fee. If this Agreement is terminated by Energy Partners pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) or by Hydrocarbon or Energy Partners pursuant to Section 8.1(b)(iii), then Hydrocarbon shall pay to the Escrow Agent for the benefit of Energy Partners the Expenses of Energy Partners; provided, however, that Hydrocarbon shall not be obligated to pay the Expenses to Energy Partners in connection with the termination of this Agreement pursuant to Section 8.1(b)(iii) if Mr. Fox failed to comply with the terms of the Fox Support Agreement.

        (c)   In the event that (i) an Acquisition Proposal with respect to Hydrocarbon has been proposed by any Person (meaning, for the purpose of this Section 9.1(c), a Person other than Energy Partners and MergerCo) or any Person has publicly announced its intention (whether or not conditional) to make such an Acquisition Proposal or such an Acquisition Proposal or such intention has otherwise become publicly known to Hydrocarbon's stockholders generally and in any event such proposal or intention is not subsequently withdrawn prior to the termination of this Agreement, (ii) thereafter this Agreement is terminated by either Hydrocarbon or Energy Partners pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Energy Partners pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), and (iii) within 12 months after the termination of this Agreement, Hydrocarbon or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal with respect to Hydrocarbon or any of its Subsidiaries is consummated, then Hydrocarbon shall pay to the Escrow Agent for the benefit of Energy Partners, if and when consummation of such Acquisition Proposal occurs, the Hydrocarbon Termination Fee less all Expenses of Energy Partners previously paid to Energy Partners; provided that for purposes of this Section 9.1(c), "50%" shall be substituted for "20%" in the definition of Acquisition Proposal.

        (d)   If this Agreement is (i) terminated by Hydrocarbon or Energy Partners pursuant to Section 8.1(b)(vi), or (ii) terminated by Hydrocarbon pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), then Energy Partners shall pay to Hydrocarbon the Expenses of Hydrocarbon.

        (e)   Except as otherwise provided herein, any payment of the Hydrocarbon Termination Fee, the Energy Partners Termination Fee or Expenses pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account of the Escrow Agent designated by Energy Partners or an account designated by Hydrocarbon, as applicable, within one Business Day after such payment becomes payable; provided, however, that any payment of the Hydrocarbon Termination Fee pursuant to Section 9.1(b) by Hydrocarbon as a result of termination under Section 8.1(d)(i) shall be made prior to or concurrently with termination of this Agreement; provided, further, that any payment of the Hydrocarbon Termination Fee pursuant to Section 9.1(c) shall be made contemporaneously with the consummation of the Acquisition Proposal as provided in clause (iii) of Section 9.1(c). The parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement.

        (f)    (i) If the Redemption and the Merger are consummated, the Surviving Entity shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Merger, (ii) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement and the Registration Statement shall be paid by Energy Partners and (iii) filing fees payable pursuant to the HSR Act, regulatory laws and other filing fees incurred in connection with this Agreement shall be paid by the party incurring the fees. As used in this agreement, "Expenses" includes good faith estimate of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement and the Registration Statement and the solicitation of stockholder/unitholder approvals and all other matters related to the transactions contemplated hereby; provided that the amount of Expenses payable by one party to another under this Section 9.1 shall not exceed $6.0 million.

        (g)   Any amounts paid to the Escrow Agent pursuant to this Article IX, together with interest thereon (the "Escrow Fund"), shall be released by the Escrow Agent to Energy Partners as follows:

          (i)    Prior to the end of the calendar year in which the payment was made to the Escrow Agent, Energy Partners shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to no greater than 70% of the maximum remaining amount which, in the good faith view of the General Partner, may still be taken into the gross revenues of Energy Partners without exceeding the permissible qualifying income (as defined in Section 7704 of the Code) limits for a publicly traded partnership, after taking into consideration all other sources of non-qualifying income (such maximum remaining amount, the "Non-Qualifying Income Cushion"), and the Escrow Agent shall within one Business Day thereafter, pay Energy Partners the amount demanded, by wire transfer of immediately available funds to an account designated by Energy Partners;

          (ii)   During the calendar year following the date that the payment was made to the Escrow Agent but prior to the passage of 30 calendar days following the filing of the IRS Form 1065 for the prior year, Energy Partners shall submit to the Escrow Agent a certificate identifying the actual Non-Qualifying Income Cushion from the prior year. If the payment contemplated by clause (i) above was (A) less than 80% of the actual Non-Qualifying Income Cushion, then Energy Partners shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to an amount which, when combined with the payment contemplated by clause (i) will equal 90% of the actual Non-Qualifying Income Cushion, and the Escrow Agent shall within one Business Day thereafter, pay Energy Partners the amount demanded, (B) greater than or equal to 80%, but less than or equal to 90% of the actual Non-Qualifying Income Cushion, then Energy Partners shall notify the Escrow Agent that it will not demand any additional payments from the Escrow Account, and (C) greater than 90% of the actual Non-Qualifying Income Cushion, then Energy Partners shall deliver a certificate to such effect to the Escrow Agent and return to the Escrow Fund an amount equal to the excess of the payment contemplated by clause (i) over 80% of the Non-Qualifying Income Cushion. Any payment under this clause (ii) shall be made by the Escrow Agent, or Energy Partners, as the case may be, by wire transfer of immediately available funds to an account designated by Energy Partners or the Escrow Agent, as the case may be; and

          (iii)  Within one Business Day following the earlier of (A) completion of the procedures as contemplated by Section 9.1(g)(ii) above and (B) the passage of 30 days following the filing of the IRS Form 1065 for the prior year, the Escrow Agent shall pay Hydrocarbon the remainder, if any, of the Escrow Fund, by wire transfer of immediately available funds to an account designated by Hydrocarbon.

Hydrocarbon acknowledges and agrees that (x) the amount of a payment, if any, pursuant to Section 9.1(g)(ii) above is uncertain, and that depending on the amount of the demands made by Energy Partners pursuant to Section 9.1(g)(ii) above, the Escrow Fund may be insufficient to permit payments to Hydrocarbon pursuant to Section 9.1(g)(ii) above, and (y) it shall have no rights to any amounts in the Escrow Fund (other than as contemplated by this subsection (h)) or to audit or inquire into the amounts demanded by or paid to Energy Partners.

        (h)   Hydrocarbon agrees that, notwithstanding any right that it or the General Partner may otherwise have, including pursuant to the Partnership Agreement, the Amended and Restated Partnership Agreement, or otherwise, it hereby waives and renounces for itself and its affiliates, and shall cause the General Partner to waive and renounce, any distribution by Energy Partners to its partners of any amount paid to Energy Partners by the Escrow Agent, together with an income allocation associated with such distribution, it being understood that following payment to Energy Partners from the Escrow Agent, Energy Partners will make a distribution to the holders of common units of Energy Partners who are unaffiliated with Hydrocarbon.

        (i)    This Section 9.1 shall survive any termination of this Agreement.

        Section 9.2    Waiver; Amendment.    Subject to compliance with applicable law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision and approved by the Conflicts Committee in the case of Energy Partners and by the Deal Committee in the case of Hydrocarbon and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the Hydrocarbon Stockholder Approval, by an agreement in writing between the parties hereto approved by the Conflicts Committee in the case of Energy Partners and by the Deal Committee in the case of Hydrocarbon and executed in the same manner as this Agreement; provided that after the Hydrocarbon Stockholder Approval, no amendment shall be made that requires further Hydrocarbon Stockholder Approval without such further approval.

        Section 9.3    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        Section 9.4    Governing Law.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).

        Section 9.5    Confidentiality.    Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, the Confidentiality Agreement.

        Section 9.6    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to Energy Partners, to:

      MarkWest Energy GP, L.L.C.
      Attn: General Counsel
      1515 Arapahoe Street
      Tower 2, Suite 700
      Denver, Colorado 80202
      Fax: (303) 290-8769

        With copies to:

      Chairman of the Conflicts Committee
      William P. Nicoletti
      c/o Nicoletti & Company Inc.
      620 Van Beuren Road
      Morristown, NJ 07960
      Fax: (973) 440-1520

      Vinson & Elkins L.L.P.
      Attn: Michael J. Swidler
      666 Fifth Avenue, 26th Floor
      New York, NY 10103
      Fax: (212)237-0100

      Andrews Kurth LLP
      Attn: Bill Cooper
      1350 I Street, N.W., Suite 1100
      Washington, D.C. 20005
      Fax: (202) 662-2739

        If to Hydrocarbon, to:

      MarkWest Hydrocarbon, Inc.
      Attn: General Counsel
      1515 Arapahoe Street
      Tower 2, Suite 700
      Denver, Colorado 80202
      Fax: (303) 290-8769

        With copies to:

      Chairman of the Deal Committee
      Michael L. Beatty
      Beatty & Wozniak, P.C.
      Columbine Place, Suite 1100
      216 Sixteenth Street
      Denver, Colorado 80202-5115
      Fax: (303) 407-4490

      Hogan & Hartson L.L.P.
      Attn: George Hagerty
      One Tabor Center, Suite 1500
      1200 Seventeenth Street
      Denver, Colorado 80202
      Fax: (303) 899-7333

      Akin, Gump, Strauss, Hauer & Feld LLP
      Attn: Michael E. Dillard, P.C. and J. Vincent Kendrick
      1111 Louisiana Street, 44th Floor
      Houston, Texas 77002
      Fax: (713) 236 -0822

        Section 9.7    Entire Understanding; No Third Party Beneficiaries.    Except for the Confidentiality Agreement, the Class B Membership Interest Contribution Agreement and the Exchange Agreement, all of which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        Section 9.8    Severability.    Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

        Section 9.9    Headings.    The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

        Section 9.10    Jurisdiction.    The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.

        Section 9.11    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 9.12    Specific Performance.    The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

        Section 9.13    Survival.    All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.5, 3.7, 6.12 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.5(b), 8.2, and Article IX shall survive such termination.

        Section 9.14    No Act or Failure to Act.    No act or failure to act by the Board of Directors of the General Partner shall constitute a breach by Energy Partners of this Agreement unless such act or failure to act is expressly approved by the Conflicts Committee.

[Remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

MARKWEST HYDROCARBON, INC.
By:	/s/ FRANK M. SEMPLE Frank M. Semple President
MARKWEST ENERGY PARTNERS, L.P.
	By:	MarkWest Energy GP, L.L.C., its general partner
	By:	/s/ NANCY K. BUESE Nancy K. Buese Chief Financial Officer
MWEP, L.L.C.
	By:	MarkWest Energy Partners, L.P., its sole member
	By:	MarkWest Energy GP, L.L.C., its general partner
By:	/s/ NANCY K. BUESE Nancy K. Buese Chief Financial Officer

Annex A

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

MARKWEST ENERGY PARTNERS, L.P.

A-i

A-ii

A-iii

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
MARKWEST ENERGY PARTNERS, L.P.

        THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MARKWEST ENERGY PARTNERS, L.P. dated effective as of                        , 20    , is entered into by and among MarkWest Energy GP, L.L.C., a Delaware limited liability company, as the General Partner and as the lawful agent and attorney-in-fact for the Limited Partners, and MarkWest Hydrocarbon, Inc., a Delaware corporation, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein.

WITNESSETH:

        WHEREAS, the Partnership was formed under the Delaware Act on January 25, 2002;

        WHEREAS, in connection with the initial public offering of the Partnership in May 2002, the General Partner and other parties thereto entered into the First Amended and Restated Agreement;

        WHEREAS, on December 31, 2004, the General Partner effected Amendment No.1 to the First Amended and Restated Agreement;

        WHEREAS, on June 10, 2005, the Partnership effected Amendment No. 2 to the First Amended and Restated Agreement;

        WHEREAS, on February 28, 2007, the General Partner and other parties thereto amended and restated the First Amended and Restated Agreement, Amendment No. 1 and No. 2 in its entirety and entered into the Second Amended and Restated Agreement;

        WHEREAS, MarkWest Hydrocarbon, Inc., MWEP, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of the Partnership, and the Partnership have entered into the Agreement and Plan of Redemption and Merger dated September 5, 2007; and

        WHEREAS, the General Partner and the other parties hereto now desire to amend and restate the Second Amended and Restated Agreement in its entirety in the manner set forth in this Agreement, and all of the Partners join in this Agreement to evidence their agreement to the terms of this amended and restated instrument.

        NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions.    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

        "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.2 and who is shown as such on the books and records of the Partnership.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, a Class A Unit or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such General Partner Interest, Common Unit, Class A Unit or other interest in the Partnership were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Common Unit, Class A Unit or other interest was first issued.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.3(d)(i) or 5.3(d)(ii).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. "Affiliate" with respect to the General Partner shall not include the Partnership for purposes of Section 7.8.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "Agreement" means this Third Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P., as it may be amended, supplemented or restated from time to time.

        "APB 25" means Accounting Principles Board Opinion Number 25, an accounting principle governing accounting for stock issued to employees.

        "Assignee" means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

        "Associate" means, when used to indicate a relationship with any Person: (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; or (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

          (a)   the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group (excluding MarkWest Hydrocarbon, Inc.) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

          (b)   the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

        Notwithstanding the foregoing, "Available Cash" shall not include any Hydrocarbon Available Cash. "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board of Directors" means the Board of Directors of the General Partner (or comparable governing body of any successor to the General Partner or, if established by the Board of Directors, the Board of Directors of the Partnership).

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.3 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Colorado shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.3. The "Capital Account" of a Partner in respect of a Common Unit, a Class A Unit or any other Partnership Interest shall be the amount which such Capital Account would be if such Common Unit, Class A Unit or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Common Unit, Class A Unit or other Partnership Interest was first issued.

        "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution Agreement.

        "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, natural gas processing plants and natural gas liquids pipelines, fractionation plants and storage and distribution facilities and related assets), in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

        "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.3(d)(i) and 5.3(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

        "Class A Unit" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees (but does not include Common Units), and having the rights and obligations specified with respect to Class A Units in this Agreement, which shall be identical to the rights and obligations of the Common Units except the Class A Units (i) will not have the right to vote on, approve or disapprove, or otherwise consent or not consent with respect to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law, and (ii) will not share in any Hydrocarbon Items or any Hydrocarbon Available Cash.

        "Closing Price" means, for any day, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner.

        "Cobb Contribution" means the contribution made by the General Partner in the amount of $1,660,000 as required by the Partnership to fund the construction and completion of the New Cobb Plant.

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement, but does not include any Class A Units.

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.3(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contribution Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of May 24, 2002, among the General Partner, the Partnership, the Operating Company, MarkWest Hydrocarbon, Inc. and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(c)(ix).

        "Current Market Price" means, as of any date of any class of Limited Partner Interests, the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

        "Directors" shall mean the members of the Board of Directors.

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

        "FAS 123R" means Statement of Financial Accounting Standards Number 123R, an accounting principle governing accounting for share based payments.

        "First Amended and Restated Agreement" has the meaning assigned to such term in Section 2.1.

        "Fully Diluted Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Common Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, and (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter following the end of the last Quarter contained in the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange.

        "General Partner" means MarkWest Energy GP, L.L.C. and its successors and permitted assigns as general partner of the Partnership.

        "General Partner Interest" means the management interest of the General Partner in the Partnership in its capacity as a general partner. The General Partner Interest does not have any rights to ownership, profit or any rights to receive distribution from operations or the liquidation of the Partnership.

        "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

        "Group Member" means a member of the Partnership Group.

        "Hydrocarbon Available Cash" means all cash and cash equivalents on hand derived from or attributable to the Partnership's ownership of, or sale or other disposition of, the shares of common stock of MarkWest Hydrocarbon, Inc.

        "Hydrocarbon Items" means the income, gains, losses, deductions and credits which are attributable to the Partnership's ownership of, or sale or other disposition of, the shares of common stock of MarkWest Hydrocarbon, Inc.

        "Incentive Distribution Rights" has the meaning assigned to such term in Section 1.1 of the Second Amended and Restated Agreement.

        "Indemnitee" means (a) the General Partner, (b) any Person who is or was an Affiliate of the General Partner, (c) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Affiliate of any Group Member, and (d) any Person who is or was serving at the request of the General Partner or any Affiliate of the General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

        "Limited Partner" means, unless the context otherwise requires, (a) a holder of Common Units or Class A Units, except to the extent otherwise provided herein, each Substituted Limited Partner and each Additional Limited Partner or (b) solely for purposes of Articles V, VI, VII and IX, each Assignee; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as may otherwise be required by any non-waivable provision of law.

        "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class A Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as may otherwise be required by any non-waivable provision of law.

        "Liquidation Date" means the date on which dissolution of the Partnership occurs.

        "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.2 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "Merger Agreement" has the meaning assigned to such term in Section 14.1.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.3(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

        "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Sections 6.1(b) and 6.1(c).

        "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Sections 6.1(b) and 6.1(c).

        "New Cobb Plant" means the Gas Extraction Plant designed to the specifications contained in the Amended and Restated Agreement for Construction and Removal (Cobb Plant) dated as of December 31, 2004 entered into between MarkWest Hydrocarbon, Inc. and MarkWest Energy Appalachia, L.L.C., replacing and superseding that certain Agreement for Construction and Removal dated October 10, 2003.

        "Non-citizen Assignee" means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.7.

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Operating Company" means MarkWest Energy Operating Company, L.L.C., a Delaware limited liability company, and any successors thereto.

        "Operating Company Agreement" means the Amended and Restated Limited Liability Company Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

        "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by any non-waivable provision of law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the foregoing limitation shall not apply to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

        "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means MarkWest Energy Partners, L.P., a Delaware limited partnership, and any successors thereto.

        "Partnership Group" means the Partnership, the Operating Company and any Subsidiary of any such entity, treated as a single consolidated entity.

        "Partnership Interest" means an interest in the Partnership, which shall include the Limited Partner Interests.

        "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

        "Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units and Class A Units.

        "Percentage Interest" means as of any date of determination (a) as to any Unitholder or Assignee holding Units (Common Units and Class A Units), the product obtained by multiplying (i) 100% less the percentage applicable to paragraph (b) by (ii) the quotient obtained by dividing (A) the number of Units (Common Units and Class A Units) held by such Unitholder or Assignee by (B) the total number of all outstanding Units (Common Units and Class A Units), and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.4, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

        "Pro Rata" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests and (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership.

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.8.

        "Required Allocations" means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iii), 6.1(c)(iv), 6.1(c)(vi) or 6.1(c)(viii).

        "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i) or 6.2(b)(ii), respectively, to eliminate Book-Tax Disparities.

        "Second Amended and Restated Agreement" has the meaning assigned to such term in Section 2.1.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Subordinated Units" has the meaning assigned to such term in Section 1.1 of the Second Amended and Restated Agreement.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.1 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

        "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

        "Trading Day" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        "Transfer" has the meaning assigned to such term in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided, however, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

        "Transfer Application" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

        "Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units and Class A Units but shall not include the General Partner Interest; provided, however, that when the term "Unit" is used herein in the context of any vote or other approval, including without limitation Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as otherwise required by any non-waivable provision of law.

        "Unitholders" means the holders of Units.

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.3(d)).

        "U.S. GAAP" means United States Generally Accepted Accounting Principles consistently applied.

        "Voting Units" means all Units that are granted the right under this Agreement or under the Delaware Act to vote with respect to the relevant matter. Common Units constitute Voting Units, but Class A Units, the General Partner Interests or any Partnership Securities owned, directly or indirectly, by the Partnership do not constitute Voting Units.

        Section 1.2    Construction.    Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

ARTICLE II
ORGANIZATION

        Section 2.1    Formation.    The General Partner and MarkWest Hydrocarbon, Inc. have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate in its entirety the original Agreement of Limited Partnership of MarkWest Energy Partners, L.P. as amended by that certain Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P., dated as of May 24, 2002 (the "First Amended and Restated Agreement"), as amended by that certain Amendment No. 1, dated December 31, 2004, and Amendment No. 2, dated June 10, 2005, to the First Amended and Restated Agreement, and that certain Second Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P., dated as of February 28, 2007 (the "Second Amended and Restated Agreement"). This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

        Section 2.2    Name.    The name of the Partnership shall be "MarkWest Energy Partners, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.    Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

        Section 2.4    Purpose and Business.    The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a member of the Operating Company and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a member of the

Operating Company pursuant to the Operating Company Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Company is permitted to engage in by the Operating Company Agreement or that its Subsidiaries are permitted to engage in by their limited liability company or partnership agreements and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity does not affect the Partnership's treatment as a partnership for Federal income tax purposes, and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner has no obligation or duty to the Partnership, the Limited Partners or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

        Section 2.5    Powers.    The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6    Power of Attorney.

        (a)   Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.2, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

            (i)  execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner, as applicable, pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.4; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

           (ii)  execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, however, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

        (b)   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

        Section 2.7    Term.    The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

        Section 2.8    Title to Partnership Assets.    Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All

Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

        Section 3.1    Limitation of Liability.    The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

        Section 3.2    Management of Business.    No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

        Section 3.3    Outside Activities of the Limited Partners.    Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

        Section 3.4    Rights of Limited Partners.

        (a)   In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner's own expense:

            (i)  to obtain true and full information regarding the status of the business and financial condition of the Partnership;

           (ii)  promptly after becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

          (iii)  to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

          (iv)  to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

           (v)  to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

          (vi)  to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

        (b)   The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP
INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

        Section 4.1    Certificates.    Upon the Partnership's issuance of Common Units or Class A Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, upon the request of any Person owning Class A Units or any other Partnership Securities other than Common Units, the Partnership shall issue to such Person one or more certificates evidencing such Class A Units or other Partnership Securities other than Common Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board of Directors, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.

        Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

        (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

            (i)  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

           (ii)  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the General Partner.

        If a Limited Partner or Assignee fails to notify the General Partner within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

        (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3    Record Holders.    The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

        Section 4.4    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who then becomes the general partner of the Partnership or by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner (other than MarkWest Hydrocarbon, Inc., its direct and indirect Subsidiaries and the Partnership) of any or all of the membership interests of the General Partner; provided, however, the General Partner shall not dispose of any of its Partnership Interests; provided, further, the General Partner may distribute its holdings of Class A Units to its members.

        Section 4.5    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (b)   Except as otherwise provided in Section 4.7, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

        (c)   Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

        (d)   Until admitted as a Substituted Limited Partner pursuant to Section 10.1, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

        (e)   A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

        Section 4.6    Restrictions on Transfers.

        (a)   Except as provided in Section 4.6(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Company under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

        (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of any Group Member becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

        (d)   The General Partner Interest shall not be transferred to any Person for any reason whatsoever. So long as the Partnership is a limited partnership, 100% of the General Partner Interests, if any, shall be owned, beneficially and of record, by the Partnership or one of more of its wholly owned subsidiaries.

        Section 4.7    Citizenship Certificates; Non-citizen Assignees.

        (a)   If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.8. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

        (b)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

        (c)   Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.3 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

        (d)   At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.8, and upon his admission pursuant to Section 10.1, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

        Section 4.8    Redemption of Partnership Interests of Non-citizen Assignees.

        (a)   If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.7(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

            (i)  The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

           (ii)  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

        (b)   The provisions of this Section 4.8 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

        (c)   Nothing in this Section 4.8 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1    Contributions.    On the date hereof, the Partnership: (i) issued 18,506,132 Class A Units to the General Partner in exchange for (A) the General Partner Interest constituting the 2% economic interest (but not the other rights, privileges and obligations related to the General Partner Interest), which represented the right to be allocated 2% of the income, gains, losses and deductions of the Partnership and to receive 2% of the distributions made by the Partnership and (B) the Incentive Distribution Rights; (ii) issued 5,900,000 Class A Units to MarkWest Hydrocarbon, Inc. in exchange for 4,938,992 Common Units, which represented all of its holdings of the Common Units; and (iii) cancelled such portion of the General Partner Interest, the Incentive Distribution Rights and the Common Units.

        Section 5.2    Interest and Withdrawal.    No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital

Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

        Section 5.3    Capital Accounts.

        (a)   The Partnership shall maintain for each Limited Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

        (b)   For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

            (i)  Solely for purposes of this Section 5.3, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Company Agreement) of all property owned by the Operating Company or any other Subsidiary that is classified as a partnership for federal income tax purposes.

           (ii)  All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

           (v)  In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.3(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

          (vi)  If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

        (c)   A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

        (d)   (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

           (ii)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.3 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.3, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

        Section 5.4    Issuances of Additional Partnership Securities.

        (a)   The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

        (b)   Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

        (c)   The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.4, (ii) the admission of Additional Limited Partners and (iii) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

        (d)   No fractional Units shall be issued by the Partnership.

        Section 5.5    Splits and Combinations.

        (a)   Subject to Section 5.5(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

        (b)   Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        (d)   The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.4(d) and this Section 5.5(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

        Section 5.6    Fully Paid and Non-Assessable Nature of Limited Partner Interests.    All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1    Allocations for Capital Account Purposes.    For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.3(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

        (a)    Net Income and Net Loss.    After giving effect to the special allocations set forth in Section 6.1(c), Net Income and Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss for such taxable period shall be allocated to the Unitholders, Pro Rata.

        (b)    Certain Special Allocations.

            (i)  All Hydrocarbon Items shall be allocated to the Common Unitholders, Pro Rata.

           (ii)  All items of deduction and loss attributable to the New Cobb plant shall be allocated to the General Partner in its capacity as a holder of Class A Units or any subsequent holder of such Class A Units.

        (c)    Other Special Allocations.    Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

            (i)  Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(c)(i), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c)(i) with respect to such taxable period (other than an allocation pursuant to Section 6.1(c)(v) and Section 6.1(c)(vi)). This Section 6.1(c)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

           (ii)  Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(c)(ii), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c)(ii), other than Section 6.1(c)(i) and other than an allocation pursuant to Section 6.1(c)(v) and Section 6.1(c)(vi), with respect to such taxable period. This Section 6.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii)    Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(c)(i) or 6.1(c)(ii).

          (iv)    Gross Income Allocations.    In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(c)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(c)(iv) were not in this Agreement.

          (v)    Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

          (vi)    Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (vii)    Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

          (viii)    Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          (ix)    Curative Allocation.

            (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(c)(ix)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(c)(ix)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

            (B)  The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(c)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(c)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

           (x)  Items of income and gain allocated under the foregoing provision of Section 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iii) or 6.1(c)(viii) that are Hydrocarbon Items shall, to the maximum extent possible, be allocated to the Common Unitholders, Pro Rata.

        Section 6.2    Allocations for Tax Purposes.

        (a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

            (i)  In the case of a Contributed Property, such items attributable thereto (A) shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

           (ii)  In the case of an Adjusted Property, such items shall (A) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.3(d)(i) or 5.3(d)(ii), (B) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A) and (C) third, any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (iii)  The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

        (c)   For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

        (d)   The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

        (e)   Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (f)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (g)   Each item of Partnership income, gain, loss and deduction shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary or appropriate in its sole discretion, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

        (h)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

        Section 6.3    Distributions.

        (a)   Subject to Section 6.3(f), within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Unitholders, Pro Rata, as of the Record Date selected by the General Partner in its reasonable discretion.

        (b)   Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.3.

        (c)   In the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.3.

        (d)   The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners as if they had been distributed to the Partner on whose behalf the taxes were paid or withheld.

        (e)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        (f)    All Hydrocarbon Available Cash shall be distributed to the Common Unitholders, Pro Rata.

        (g)   All other distributions of cash and other property shall be made to all Unitholders (Common Unitholders and Class A Unitholders), Pro Rata.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Corporate Governance.    The corporate governance of the Partnership, the General Partner or the Board of Directors shall be governed by all applicable rules, regulations, guidelines or requirements of the National Securities Exchange on which such Partnership Interests are listed for trading without regard to any exemptions provided to limited partnerships under such National Securities Exchange.

        Section 7.2    Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

            (i)  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

           (ii)  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.7(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of the Partnership Group; and the making of capital contributions to any member of the Partnership Group;

           (v)  the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi)  the distribution of Partnership cash;

         (vii)  the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

        (viii)  the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

           (x)  the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

         (xii)  the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.6);

        (xiii)  the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

        (xiv)  the undertaking of any action in connection with the Partnership's participation in any Group Member as a member or partner.

        Section 7.3    Certificate of Limited Partnership.    The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things necessary to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

        Section 7.4    Restrictions on the General Partner's Authority.

        (a)   The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; or (iv) amending this Agreement in any manner.

        (b)   Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Company and its subsidiaries taken as a whole without the approval of holders of a majority of the Outstanding Voting Units; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Operating Company and shall not apply to any forced sale of any or all of the assets of the Partnership or the Operating Company pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a majority of the Outstanding Voting Units, the General Partner shall not, on behalf of the Partnership, consent to any amendment to the Operating Company Agreement or take any action permitted to be taken by a member of the Operating Company, in either case, that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect.

        Section 7.5    Reimbursement of the General Partner.

        (a)   Except as provided in this Section 7.5 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

        (b)   The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.8.

        (c)   The General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue to the employees any Partnership Securities that the General Partner is obligated to provide to such employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder.

        Section 7.6    Outside Activities.

        (a)   The General Partner (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership or the Operating Company is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members, or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

        (b)   The General Partner may acquire only the Partnership Interests.

        (c)   Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Section 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.6.

        Section 7.7    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

        (a)   The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.7(a) and Section 7.7(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

        (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

        (c)   The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as General Partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.7(c) shall be deemed satisfied as to (i) any transaction approved by the Board of Directors, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved

(including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.5 shall apply to the rendering of services described in this Section 7.7(c).

        (d)   The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

        (e)   Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.7(e) shall be deemed to be satisfied as to (i) any transaction approved by the Board of Directors, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Board of Directors, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Board of Directors deems relevant under the circumstances.

        (f)    The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

        Section 7.8    Indemnification.

        (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.8, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.8 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.8 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.8(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of an agreement by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.8.

        (c)   The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (e)   For purposes of this Section 7.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.8(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement or any predecessor agreement thereto, including a transaction involving the General Partner, any Affiliate thereof and/or any member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Affiliate of any Group Member.

        (h)   The provisions of this Section 7.8 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.9    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

        (b)   Subject to its obligations and duties as General Partner set forth in Section 7.2(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

        (d)   Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership's and General Partner's directors, officers and employees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.10    Other Matters Concerning the General Partner.

        (a)   The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

        (d)   Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

        Section 7.11    Purchase or Sale of Partnership Securities.    The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

        Section 7.12    Reliance by Third Parties.    Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General

Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting.    The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

        Section 8.2    Fiscal Year.    The fiscal year of the Partnership shall be a fiscal year ending December 31.

        Section 8.3    Reports.

        (a)   As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

        (b)   As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities

Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

        Section 9.1    Tax Returns and Information.    The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

        Section 9.2    Tax Elections.

        (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

        (b)   The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

        (c)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

        Section 9.3    Tax Controversies.    Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

        Section 9.4    Withholding.    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X
ADMISSION OF PARTNERS

        Section 10.1    Admission of Substituted Limited Partner.    By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

        Section 10.2    Admission of Additional Limited Partners.

        (a)   A Person (other than the General Partner or a Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner

            (i)  evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and

           (ii)  such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

        (b)   Notwithstanding anything to the contrary in this Section 10.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

        Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.    To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1    No Withdrawal or Removal of the General Partner

        (a)   The General Partner may not withdraw and may not be removed at any time for any reason whatsoever. Any attempt of withdrawal or removal of the General Partner shall be null and void.

        (b)   Notwithstanding Section 11.1(a), if the General Partner withdraws in violation of this Agreement pursuant to Section 17-602 of the Delaware Act:

            (i)  The withdrawing General Partner shall give 90 days prior notice of such withdrawal to the Limited Partners.

           (ii)  The successor General Partner shall be elected by a plurality of the votes of the Unitholders cast at a special meeting or an annual meeting where a quorum is present.

          (iii)  A successor General Partner elected pursuant to Section 11.1(b)(ii) shall be admitted to the Partnership as the General Partner, effective as of the date immediately prior to the withdrawal of the predecessor General Partner; provided, however, that no such successor shall be admitted to the Partnership until such successor has executed and delivered this Agreement and such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

          (iv)  The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member.

           (v)  Upon the withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1(b)(ii), the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership.

        Section 11.2    Withdrawal of Limited Partners.    No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

        Section 12.1    Dissolution.    The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners in accordance with the terms of this Agreement. The Partnership shall dissolve, and its affairs shall be wound up, upon:

        (a)   withdrawal of the General Partner in violation of this Agreement pursuant to Section 17-602 of the Delaware Act and the successor General Partner is not admitted to the Partnership pursuant to Section 11.1(b);

        (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a majority of the Outstanding Voting Units;

        (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

        (d)   the sale of all or substantially all of the assets and properties of the Partnership Group.

        Section 12.2    Liquidator.    Upon dissolution of the Partnership, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

        Section 12.3    Liquidation.    The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

        (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.2) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

        (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 12.3(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.3(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

        Section 12.4    Cancellation of Certificate of Limited Partnership.    Upon the completion of the distribution of Partnership cash and property as provided in Section 12.3 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.5    Return of Contributions.    The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        Section 12.6    Waiver of Partition.    To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

        Section 12.7    Capital Account Restoration.    No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT;
MEETINGS; RECORD DATE

        Section 13.1    Amendment to be Adopted Solely by the General Partner.    Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   admission, substitution, withdrawal or removal of Partners, as applicable, in accordance with this Agreement;

        (c)   a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

        (d)   a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Voting Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General

Partner pursuant to Section 5.5 or (iv) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e)   a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g)   an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.4;

        (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

        (j)    an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

        (k)   a merger or conveyance pursuant to Section 14.3(d); or

        (l)    any other amendments substantially similar to the foregoing.

        Section 13.2    Amendment Procedures.    Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the majority of the Outstanding Voting Units unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Voting Units shall be set forth in a writing that contains the text of the proposed amendment. If such a Voting amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Voting Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

        Section 13.3    Amendment Requirements.

        (a)   Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Voting Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Voting Units whose aggregate Outstanding Voting Units constitute not less than the voting requirement sought to be reduced.

        (b)   Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(b), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.

        (c)   Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Voting Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Voting Units.

        Section 13.4    Common Unitholder Meetings.

        (a)   All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII.

        (b)   Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Voting Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner (if there is a General Partner at such time) one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes (including the election of directors to the Board of Directors, as necessary), for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A special meeting shall be held at a time and place determined by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

        (c)   (i) An annual meeting of the Limited Partners holding Voting Units for the election of directors to the Board of Directors and such other matters as the Board of Directors shall submit to a vote of the Limited Partners holding Voting Units shall be held in June of each year or at such other date and time as may be fixed from time to time by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) at such place within or without the State of Delaware as may be fixed from time to time by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 13.5 not less than 10 days nor more than 60 days prior to the date of such meeting.

           (ii)  The Limited Partners holding Voting Units shall vote together as a single class. The Limited Partners entitled to vote shall elect by a plurality of the votes cast at such meeting persons to serve on the Board of Directors of the General Partner who are nominated in accordance with the provisions of this Section 13.4(c). The exercise by a Limited Partner of the right to elect the Directors and any other rights afforded to such Limited Partner under this Section 13.4(c) shall be in such Limited Partner's capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner's limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

          (iii)  Each Limited Partner holding Voting Units shall be entitled to one vote for each Outstanding Unit that is registered in the name of such Limited Partner on the Record Date for such meeting; provided, however, that the General Partner, the Partnership and their Affiliates shall not be entitled to vote Units that are otherwise entitled to vote at any meeting of the Unitholders and any such Units that are not entitled to be voted pursuant to this provision shall not be deemed to be Outstanding for purposes of determining a quorum under Section 13.9.

          (iv)  The number of Directors that shall constitute the whole Board of Directors of the General Partner shall not be less than seven and not more than eleven as shall be established from time to time by a resolution adopted by a majority of the Directors; provided, however, that no decrease shall shorten the term of any incumbent Director. Unless otherwise previously elected at a special meeting, at each annual meeting of the Limited Partners, Directors shall be elected to hold office until the next annual meeting.

           (v)  Each Director shall hold office for the term for which such Director is elected and thereafter until such Director's successor shall have been duly elected and qualified, or until such Director's earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining Directors then in office. A Director may be removed only for cause and only upon a vote of the majority of the remaining Directors then in office.

          (vi)  If the Commission promulgates a rule that provides for nominations by shareholders of publicly traded companies of persons for election to the board of directors, the Partnership and the General Partner shall adopt such rule as applied to a corporation without regard to any exemptions provided to limited partnerships.

         (vii)  This Section 13.4(c) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a "poison pill" or unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains "dead hand" provisions, "no hand" provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

        (viii)  The General Partner shall use its commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(c), including, without limitation, amending the limited liability company agreement of the General Partner.

          (ix)  This Article XIII may not be amended except upon the prior approval of Limited Partners that hold 80% of the Outstanding Voting Units.

           (x)  If the General Partner delegates to an existing or newly formed wholly-owned subsidiary the power and authority to manage and control the business and affairs of the Partnership Group, the foregoing provisions of this Section 13.4(c) shall be applicable with respect to the Board of Directors or other governing body of such Subsidiary.

        Section 13.5    Notice of a Meeting.    Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 15.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

        Section 13.6    Record Date.    For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed or which would have the right to vote on such action, as applicable) may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes which would have the right to vote on such action) to give such approvals.

        Section 13.7    Adjournment.    When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.    The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

        Section 13.9    Quorum.    The holders of a majority of the Outstanding Voting Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Voting Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Voting Units that in the aggregate represent a majority of the Outstanding Voting Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Voting Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Voting Units specified in this Agreement. In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Voting Units entitled to vote at such meeting represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

        Section 13.10    Conduct of a Meeting.    The General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

        Section 13.11    Action Without a Meeting.    If authorized by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes which would have the right to vote on such action), any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Voting Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Voting Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes which would have the right to vote on such action) may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes which would have the right to vote on such action). If a ballot returned to the Partnership does not vote all of the Voting Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Voting Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes which would have the right to vote on such action), the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

        Section 13.12    Voting and Other Rights.

        (a)   Only those Record Holders of the Voting Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Voting Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Voting Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Voting Units.

        (b)   With respect to Voting Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Voting Units are registered, such other Person shall, in exercising the voting rights in respect of such Voting Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Voting Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER

        Section 14.1    Authority.    The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

        Section 14.2    Procedure for Merger or Consolidation.    Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

        (a)   the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

        (b)   the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

        (c)   the terms and conditions of the proposed merger or consolidation;

        (d)   the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

        (e)   a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

        (f)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

        (g)   such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

        Section 14.3    Approval by Limited Partners of Merger or Consolidation.

        (a)   Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

        (b)   Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a majority of the Outstanding Voting Units unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Voting Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

        (c)   Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

        Section 14.4    Certificate of Merger.    Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

        Section 14.5    Effect of Merger.

        (a)   At the effective time of the certificate of merger:

            (i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

           (ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (b)   A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV
GENERAL PROVISIONS

        Section 15.1    Addresses and Notices.    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 15.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer

Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

        Section 15.2    Further Action.    The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 15.3    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 15.4    Integration.    This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 15.5    Creditors.    None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 15.6    Waiver.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 15.7    Counterparts.    This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

        Section 15.8    Applicable Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

        Section 15.9    Invalidity of Provisions.    If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

        Section 15.10    Consent of Partners.    Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        The parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
MARKWEST ENERGY GP, L.L.C.
By:
	Name:	Nancy Buese
	Title:	Senior Vice President and Chief Financial Officer
LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.
MARKWEST ENERGY GP, L.L.C.
By:
	Name:	Nancy Buese
	Title:	Senior Vice President and Chief Financial Officer
MARKWEST HYDROCARBON, INC.
By:
	Name:	Nancy Buese
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A

to the Third Amended and Restated
Agreement of Limited Partnership of
MarkWest Energy Partners, L.P.
Certificate Evidencing Common Units
Representing Limited Partner Interests in
MarkWest Energy Partners, L.P.

No.	Common Units

        In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"), MarkWest Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that                        (the "Holder") is the registered owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 155 Inverness Drive West, Suite 200, Englewood, Colorado 80112. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

        This Certificate shall not be valid far any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	MarkWest Energy Partners, L.P.
Countersigned and Registered by:	By:	MarkWest Energy GP, L.L.C., its General Partner
By:
as Transfer Agent and Registrar	Name:
By:	By:
Authorized Signature	Secretary

[Reverse of Certificate]

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT -	as tenants by the entireties	(Cust)	Custodian	(Minor)
JT TEN -	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

        Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS
in
MARKWEST ENERGY PARTNERS, L.P.
IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
DUE TO TAX SHELTER STATUS OF
MARKWEST ENERGY PARTNERS, L.P.

        You have acquired an interest in MarkWest Energy Partners, L.P., 155 Inverness Drive West, Suite 200, Englewood, Colorado 80112, whose taxpayer identification number is 20-0005456. The Internal Revenue Service has issued MarkWest Energy Partners, L.P. the following tax shelter registration number:                        .

        YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN MARKWEST ENERGY PARTNERS, L.P.

        You must report the registration number as well as the name and taxpayer identification number of MarkWest Energy Partners, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN MARKWEST ENERGY PARTNERS, L.P.

        If you transfer your interest in MarkWest Energy Partners, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of MarkWest Energy Partners, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

        ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

        FOR VALUE RECEIVED,                        hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                        as its attorney-in-fact with full power of substitution to transfer the same on the books of MarkWest Energy Partners, L.P.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17d-15		(Signature) (Signature)

        No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

APPLICATION FOR TRANSFER OF COMMON UNITS

        The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

        The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:
Social Security or other identifying number	Signature of Assignee
Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation
☐ Trust	☐ Other (specify)

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity
☐ Foreign Corporation	☐ Non-resident Alien

        If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

        Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.
Individual Interestholder

        1.     I am not a non-resident alien for purposes of U.S. income taxation.

        2.     My U.S. taxpayer identification number (Social Security Number) is                        .

        3.     My home address is                        .

B.
Partnership, Corporation or Other Interestholder

        1.                             is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

        2.     The interestholder's U.S. employer identification number is                        .

        3.     The interestholder's office address and place of incorporation (if applicable) is                        .

        The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

        The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

        Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder
Signature and Date
Title (if applicable)

        Note:    If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

Annex B

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
MARKWEST HYDROCARBON, INC.

        MarkWest Hydrocarbon, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

        FIRST:    Article V, Section 1 of the Certificate of Incorporation of the Corporation is hereby amended by adding new subsections (d) and (e) thereto, which shall read in their entirety as follows:

  "(d) Redemption of Common Stock.    Immediately prior to the Effective Time of the Merger upon the effectiveness of this Amendment (as defined below) (the "Redemption Date"), each share of Common Stock of the Corporation that would not be converted into the Per Share Unit Consideration at the Effective Time of the Merger (the "Redemption Shares"), pursuant to Section 3.1 of the Agreement and Plan of Redemption and Merger, by and among the Corporation, MarkWest Energy Partners, L.P. and MWEP, L.L.C. dated as of September 5, 2007 (the "Redemption/Merger Agreement") shall be redeemed at a redemption price per share equal to the Per Share Cash Consideration (the "Redemption Price"). All capitalized terms used in Sections 1(d) and (e) (the "Amendment") that are not defined herein shall have the meanings ascribed to such terms in the Redemption/Merger Agreement. The Redemption Price shall be paid in accordance with the procedures for payment of the Redemption Consideration to holders of Certificates set forth in Section 3.5 of the Redemption/Merger Agreement. As of the Redemption Date, all Redemption Shares shall no longer be deemed outstanding and all rights with respect to such Redemption Shares shall cease and terminate, except only the right of the holders thereof to receive the Per Share Cash Consideration for each Redemption Share pursuant to and in accordance with the terms of the Redemption/Merger Agreement.

  (e) Appraisal Rights.    Pursuant to Section 262(c) of the Delaware General Corporation Law, holders of shares of Common Stock shall be entitled to appraisal rights as a result of the Amendment and, to the fullest extent permitted by applicable law, holders of Common Stock who seek appraisal rights as a result of the Amendment and thereafter fail to perfect, or otherwise waive, withdraw or lose the right to seek appraisal rights with respect to shares of Common Stock shall be entitled to receive as a result of such failure to perfect, waiver, withdrawal or loss of appraisal rights only the cash and Common Units that such holder would have otherwise been entitled to receive upon redemption of the shares of Common Stock pursuant to Section 1(d) or upon conversion of the shares of Common Stock pursuant to Section 3.1 of the Redemption/Merger Agreement if such shares of Common Stock had been Non-Electing Shares pursuant to and in accordance with the terms of the Redemption/Merger Agreement, and nothing else."

        SECOND:    Said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

B-1

        IN WITNESS WHEREOF, MarkWest Hydrocarbon, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer, this            day of                        , 2007.

MARKWEST HYDROCARBON, INC.
By:	Name: Title:

B-2

Annex C

CERTIFICATE OF INCORPORATION

OF

MARKWEST HYDROCARBON, INC.

Article I

        The name of the corporation is MarkWest Hydrocarbon, Inc.

Article II

        The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, 19801 County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Article III

        The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Article IV

        The total number of shares of all classes of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock of the par value of One Cent ($.01) per share.

Article V

        The name and mailing address of the directors, who shall serve until the first annual meeting of stockholders or until their successors are elected and has qualified, are as follows:

Name	Address
Frank M. Semple	1515 Arapahoe Street, Tower 2, Suite 700 Denver, Colorado 80202-2102
Nancy K. Buese	1515 Arapahoe Street, Tower 2, Suite 700 Denver, Colorado 80202-2102
Andrew L. Schroeder	1515 Arapahoe Street, Tower 2, Suite 700 Denver, Colorado 80202-2102

        The number of directors of the corporation shall be as specified in, or determined in the manner provided in, the bylaws of the corporation. Election of directors need not be by written ballot.

Article VI

        In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

Article VII

        Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the

C-1

corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

Article VIII

        No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article IX

        The corporation shall have the right, subject to any express provisions or restrictions contained in this certificate of incorporation or bylaws of the corporation, from time to time, to amend this certificate of incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of this corporation by this certificate of incorporation or any amendment hereof are subject to such right of the corporation.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed this            th day of                        , 20    .

MarkWest Hydrocarbon, Inc.
Frank M. Semple President and Chief Executive Officer

C-2

Annex D

BYLAWS

OF

MARKWEST HYDROCARBON, INC.

A Delaware Corporation

Date of Adoption:

                        , 20

ARTICLE I OFFICES
Section 1.1	Registered Office	2
Section 1.2	Other Offices	2
ARTICLE II STOCKHOLDERS
Section 2.1	Place of Meetings	2
Section 2.2	Quorum; Adjournment of Meetings	2
Section 2.3	Annual Meetings	2
Section 2.4	Special Meetings	2
Section 2.5	Record Date	2
Section 2.6	Notice of Meetings	2
Section 2.7	Stock List	2
Section 2.8	Proxies	2
Section 2.9	Voting; Elections; Inspectors	2
Section 2.10	Conduct of Meetings	2
Section 2.11	Treasury Stock	2
Section 2.12	Action Without Meeting	2
ARTICLE III BOARD OF DIRECTORS
Section 3.1	Power; Number; Term of Office	2
Section 3.2	Chairman of the Board	2
Section 3.3	Quorum	2
Section 3.4	Place of Meetings; Order of Business	2
Section 3.5	First Meeting	2
Section 3.6	Regular Meetings	2
Section 3.7	Special Meetings	2
Section 3.8	Removal	2
Section 3.9	Vacancies; Increases in the Number of Directors	2
Section 3.10	Compensation	2
Section 3.11	Action Without a Meeting; Telephone Conference Meeting	2
Section 3.12	Approval or Ratification of Acts or Contracts by Stockholders	2
ARTICLE IV COMMITTEES
Section 4.1	Designation; Powers	2
Section 4.2	Procedure; Meetings; Quorum	2
Section 4.3	Substitution of Members	2
ARTICLE V OFFICERS
Section 5.1	Number, Titles and Term of Office	2
Section 5.2	Salaries	2
Section 5.3	Removal	2
Section 5.4	Vacancies	2
Section 5.5	President	2

D-i

Section 5.6	Vice Presidents	2
Section 5.7	Treasurer	2
Section 5.8	Secretary	2
Section 5.9	Action with Respect to Securities of Other Corporations	2
ARTICLE VI INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS
Section 6.1	Right to Indemnification	2
Section 6.2	Indemnification of Employees and Agents	2
Section 6.3	Right of Claimant to Bring Suit	2
Section 6.4	Nonexclusivity of Rights	2
Section 6.5	Insurance	2
Section 6.6	Savings Clause	2
Section 6.7	Amendment, Modification or Repeal.	2
ARTICLE VII CAPITAL STOCK
Section 7.1	Certificates of Stock	2
Section 7.2	Transfer of Shares	2
Section 7.3	Ownership of Shares	2
Section 7.4	Regulations Regarding Certificates	2
Section 7.5	Lost or Destroyed Certificates	2
ARTICLE VIII MISCELLANEOUS PROVISIONS
Section 8.1	Fiscal Year	2
Section 8.2	Corporate Seal	2
Section 8.3	Notice and Waiver of Notice	2
Section 8.4	Resignations	2
Section 8.5	Facsimile Signatures	2
Section 8.6	Reliance upon Books, Reports and Records	2
ARTICLE IX AMENDMENTS
Section 9.1	Amendments	2

D-ii

BYLAWS
OF
MARKWEST HYDROCARBON, INC.

ARTICLE I
OFFICES

        Section 1.1    Registered Office.    The registered office of MarkWest Hydrocarbon, Inc. (the "Corporation") required by the General Corporation Law of the State of Delaware (the "DGCL") to be maintained in the State of Delaware, shall be the registered office named in the original Certificate of Incorporation of the Corporation (as the same may be amended and restated from time to time, the "Certificate of Incorporation"), or such other office as may be designated from time to time by the Board of Directors in the manner provided by law. Should the Corporation maintain a principal office within the State of Delaware such registered office need not be identical to such principal office of the Corporation.

        Section 1.2    Other Offices.    The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
STOCKHOLDERS

        Section 2.1    Place of Meetings.    All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof.

        Section 2.2    Quorum; Adjournment of Meetings.    Unless otherwise required by law or provided in the Certificate of Incorporation or these bylaws, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business and the act of a majority of such stock so represented at any meeting of stockholders at which a quorum is present shall constitute the act of the meeting of stockholders. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

        Notwithstanding the other provisions of the Certificate of Incorporation or these bylaws, the chairman of the meeting or the holders of a majority of the issued and outstanding stock present in person or represented by proxy at any meeting of stockholders, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting; provided, however, if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At any such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally called.

        Section 2.3    Annual Meetings.    An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix and set forth in the notice of the meeting, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation of the Corporation or the last annual meeting of stockholders.

        Section 2.4    Special Meetings.    Unless otherwise provided in the Certificate of Incorporation, special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board, by the President or by a majority of the Board of Directors, and shall be called by the Chairman of the Board, by the President or the Secretary upon the written request therefor, stating the purpose or purposes of the meeting, delivered to such officer, signed by the holder(s) of at least twenty five percent (25%) of the issued and outstanding stock entitled to vote at such meeting.

        Section 2.5    Record Date.    For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors of the Corporation may fix, in advance, a date as the record date for any such determination of stockholders, which date shall not be more than sixty (60) days nor less than ten (l0) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

        If the Board of Directors does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given or, if, in accordance with Section 8.3 of these bylaws notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If, in accordance with Section 2.12, corporate action without a meeting of stockholders is to be taken, the record date for determining stockholders entitled to express consent to such corporate action in writing, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

        Section 2.6    Notice of Meetings.    Written notice of the place, date and hour of all meetings, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the Chairman of the Board or the President, the Secretary or the other person(s) calling the meeting to each stockholder entitled to vote thereat not less than ten (10) nor more than sixty (60) days before the date of the meeting. Such notice may be delivered personally, by mail or by electronic transmission pursuant to Section 232 of the DGCL. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. If electronically transmitted, notice is given as provided in Section 232 of the DGCL.

        Section 2.7    Stock List.    A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting at the Corporation's principal place of business during ordinary business hours. The stockholder list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

        Section 2.8    Proxies.    Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Proxies for use at any meeting of stockholders shall be filed with the Secretary, or such other officer as the Board of Directors may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.

        No proxy shall be valid after three (3) years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power.

        Should a proxy designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he is of the proxies representing such shares.

        Section 2.9    Voting; Elections; Inspectors.    Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall have one vote for each share of stock entitled to vote that is registered in such stockholder's name on the record date for the meeting. Shares registered in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaw (or comparable instrument) of such corporation may prescribe, or in the absence of such provision, as the board of directors (or comparable body) of such corporation may determine. Shares registered in the name of a deceased person may be voted by his executor or administrator, either in person or by proxy.

        All voting, except as required by the Certificate of Incorporation or where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by stockholders holding a majority of the issued and outstanding stock present in person or by proxy at any meeting a stock vote shall be taken. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Unless otherwise provided in the Certificate of Incorporation, all elections of directors shall be by ballot.

        At any meeting at which a vote is taken by ballots, the chairman of the meeting may appoint one or more inspectors, each of whom shall subscribe an oath or affirmation to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of his ability. Such inspector shall receive the ballots, count the votes and make and sign a certificate of the result thereof. The chairman of the meeting may appoint any person to serve as inspector, except no candidate for the office of director shall be appointed as an inspector.

        Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.

        Section 2.10    Conduct of Meetings.    The meetings of the stockholders shall be presided over by the Chairman of the Board, or if he is not present, by the President, or if neither the Chairman of the Board, nor President is present, by a chairman elected at the meeting. The Secretary of the Corporation, if present, shall act as secretary of such meetings, or if such person is not present, then a secretary shall be appointed by the chairman of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

        Section 2.11    Treasury Stock.    The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it and such shares shall not be counted for quorum purposes.

        Section 2.12    Action Without Meeting.    Unless otherwise provided in the Certificate of Incorporation, any action permitted or required by law, the Certificate of Incorporation or these bylaws to be taken at a meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than a unanimous written consent shall be given by the Secretary to those stockholders who have not consented in writing.

ARTICLE III
BOARD OF DIRECTORS

        Section 3.1    Power; Number; Term of Office.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and subject to the restrictions imposed by law, the provision of these bylaws or the Certificate of Incorporation, they may exercise all the powers of the Corporation.

        The number of directors of the Corporation shall be determined from time to time by resolution of the Board of Directors, unless the Certificate of Incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the Certificate of Incorporation. Each director shall hold office for the term for which he is elected, and until his successor shall have been elected and qualified or until his earlier death, resignation or removal.

        Unless otherwise provided in the Certificate of Incorporation, directors need not be stockholders or residents of the State of Delaware.

        Section 3.2    Chairman of the Board.    The directors may elect one of their members to be Chairman of the Board of Directors. The Chairman shall be subject to the control of, and may be removed as Chairman by, the Board of Directors. The Chairman of the Board shall have such powers and perform such duties as usually appertain to the office or as may be prescribed by the Board of Directors.

        Section 3.3    Quorum.    Unless otherwise provided in the Certificate of Incorporation or these bylaws, a majority of the total number of directors shall constitute a quorum for the transaction of business at a meeting of the Board of Directors and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

        Section 3.4    Place of Meetings; Order of Business.    The directors may hold their meetings and may have an office and keep the books of the Corporation, except as otherwise provided by law, in such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine by resolution. At all meetings of the Board of Directors business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board, or in his absence by the President, or by resolution of the Board of Directors.

        Section 3.5    First Meeting.    Each newly elected Board of Directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of the stockholders. Notice of such meeting shall not be required. At the first meeting of the Board of Directors in each year at which a quorum shall be present, held next after the annual meeting of stockholders, the Board of Directors shall proceed to the election of the officers of the Corporation.

        Section 3.6    Regular Meetings.    Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required.

        Section 3.7    Special Meetings.    Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or, on the written request of any two directors, by the Secretary, in each case on at least twenty-four (24) hours personal, written, telegraphic, cable, wireless or electronic notice to each director. Such notice, or any waiver thereof pursuant to Section 8.3 hereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law or provided for in the Certificate of Incorporation or these bylaws.

        Section 3.8    Removal.    Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided that, unless the Certificate of Incorporation otherwise provides, if the Board of Directors is classified, then the stockholders may effect such removal only for cause; and provided further that, if the Certificate of Incorporation expressly grants to stockholders the right to cumulate votes for the election of directors and if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

        Section 3.9    Vacancies; Increases in the Number of Directors.    Unless otherwise provided in the Certificate of Incorporation, newly created directorships resulting from any increase in the authorized number of directors and any other vacancy on the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or a sole remaining director; and any director so chosen shall hold office until the next annual election and until his successor shall be duly elected and shall qualify, unless sooner displaced.

        If the directors of the Corporation are divided into classes, any directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be duly elected and shall qualify.

        Section 3.10    Compensation.    Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of directors.

        Section 3.11    Action Without a Meeting; Telephone Conference Meeting.    Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee designated by the Board of Directors, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

        Unless otherwise restricted by the Certificate of Incorporation, subject to the requirement for notice of meetings, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in a meeting of such Board of Directors or committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

        Section 3.12    Approval or Ratification of Acts or Contracts by Stockholders.    The Board of Directors in its discretion may submit any act or contract for approval or ratification at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the stockholders holding a majority of the issued and outstanding shares of stock of the Corporation entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present), shall be as valid and as binding upon the Corporation and upon all the stockholders as if it has been approved or ratified by every stockholder of the Corporation. In addition, any such act or contract may be approved or ratified by the written consent of stockholders holding a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote and such consent shall be as valid and as binding upon the Corporation and upon all the stockholders as if it had been approved or ratified by every stockholder of the Corporation.

ARTICLE IV
COMMITTEES

        Section 4.1    Designation; Powers.    The Board of Directors may, by resolution passed by a majority of the entire board, designate one or more committees, including, if they shall so determine, an executive committee, each such committee to consist of one or more of the directors of the Corporation. Any such designated committee shall have and may exercise such of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation as may be provided in such resolution, except that no such committee shall have the power or authority of the Board of Directors in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution of the Corporation, or amending, altering or repealing the bylaws or adopting new bylaws for the Corporation and, unless such resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Any such designated committee may authorize the seal of the Corporation to be affixed to all papers that may require it. In addition to the above such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

        Section 4.2    Procedure; Meetings; Quorum.    Any committee designated pursuant to Section 4.1 shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules, or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution.

        Section 4.3    Substitution of Members.    The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

ARTICLE V
OFFICERS

        Section 5.1    Number, Titles and Term of Office.    The officers of the Corporation shall be a President and a Secretary and, if the Board of Directors so elects, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer and such other officers as the Board of Directors may from time to time elect or appoint. Each officer shall hold office until his successor shall be duly elected and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. No officer need be a director.

        Section 5.2    Salaries.    The salaries or other compensation of the officers and agents of the Corporation shall be fixed from time to time by the Board of Directors.

        Section 5.3    Removal.    Any officer or agent elected or appointed by the Board of Directors may be removed, either with or without cause, by the vote of a majority of the whole Board of Directors at a special meeting called for the purpose, or at any regular meeting of the Board of Directors, provided the notice for such meeting shall specify that the matter of any such proposed removal will be considered at the meeting but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

        Section 5.4    Vacancies.    Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

        Section 5.5    President.    The President shall be the chief executive officer of the Corporation and, shall have all such powers and perform such duties as usually appertain to the office or as may be prescribed by the Board of Directors. In the absence of the Chairman of the Board, or in the event of his inability or refusal to act, the President shall perform the duties and exercise the powers of the Chairman of the Board. In the absence of the Chairman of the Board, the President shall preside at all meetings of the stockholders and (should he be a director) of the Board of Directors. He may also preside at any such meeting attended by the Chairman of the Board if he is so designated by the Chairman of the Board.

        Section 5.6    Vice Presidents.    The Board of Directors in its discretion may elect one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President). Each Vice President shall perform such duties and have such powers as from time to time may be prescribed by the Board of Directors, the Chairman of the Board or the President.

        Section 5.7    Treasurer.    The Treasurer, if any, shall have all such powers and perform such duties as usually appertain to the office or as may be prescribed by the Board of Directors, the Chairman of the Board or the President.

        Section 5.8    Secretary.    The Secretary shall have all such powers and perform such duties as usually appertain to the office or as may be prescribed by the Board of Directors, the Chairman of the Board or the President. In the absence of the President, or in the event of the President's inability or refusal to act, the Secretary shall perform the duties of the President, and the Secretary when so acting shall have all the powers of and be subject to all the restrictions upon the President.

        Section 5.9    Action with Respect to Securities of Other Corporations.    Unless otherwise directed by the Board of Directors, the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other entity in which this Corporation may hold securities, and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of such securities, in each case with respect to any vote, action or exercise of rights or powers with respect to any matter which would have been within the authority of the President had such vote, action or exercise of rights or powers been taken with respect to the Corporation. For purposes of this Section, the term "security" includes any partnership interest, membership interest, units, or other security owned by the Corporation in an entity, and the term "security holder" includes partner, member, unit holder, and shareholder in an entity.

ARTICLE VI
INDEMNIFICATION OF DIRECTORS,
OFFICERS, EMPLOYEES AND AGENTS

        Section 6.1    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person or a person of whom such person is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity that initially entitled such person to indemnity hereunder and shall inure to the benefit of such person's heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof), other than a proceeding (or part thereof) brought under Section 6.3, initiated by such person or such person's heirs, executors and administrators only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

        The right to indemnification conferred in this Article VI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in such person's capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section or otherwise.

        Section 6.2    Indemnification of Employees and Agents.    The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article VI.

        Section 6.3    Right of Claimant to Bring Suit.    If a written claim received by the Corporation from or on behalf of an indemnified party under this Article VI is not paid in full by the Corporation within ninety (90) days after such receipt, the claimant may at any time thereafter bring suit against the

Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        Section 6.4    Nonexclusivity of Rights.    The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right that any person may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Incorporation of the Corporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 6.5    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against such person and incurred by any such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

        Section 6.6    Savings Clause.    If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation, as to costs, charges and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

        Section 6.7    Amendment, Modification or Repeal..    Any amendment, modification or repeal this Article VI by the Board of Directors or the stockholders of the Corporation shall not adversely affect any right of or protection afforded to a director, officer, employee or agent of the Corporation existing at the time of such amendment, modification or repeal.

ARTICLE VII
CAPITAL STOCK

        Section 7.1    Certificates of Stock.    The certificates for shares of the capital stock of the Corporation shall be in such form, not inconsistent with that required by law and the Certificate of Incorporation, as shall be approved by the Board of Directors. The Chairman of the Board, President or a Vice President shall cause to be issued to each stockholder one or more certificates, under the seal of the Corporation or a facsimile thereof if the Board of Directors shall have provided for such seal, and signed by the Chairman of the Board, President or a Vice President and the Secretary or the Treasurer or certifying the number of shares (and, if the stock of the Corporation shall be divided into classes or series, the class and series of such shares) owned by such stockholder in the Corporation;

provided, however, that any of or all the signatures on the certificate may be facsimile. The stock record books and the blank stock certificate books shall be kept by the Secretary, or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time by resolution determine. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The stock certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder's name and number of shares.

        Section 7.2    Transfer of Shares.    The shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives upon surrender and cancellation of certificates for a like number of shares. Upon surrender to the Corporation or a transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

        Section 7.3    Ownership of Shares.    The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

        Section 7.4    Regulations Regarding Certificates.    The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Corporation.

        Section 7.5    Lost or Destroyed Certificates.    The Board of Directors may determine the conditions upon which a new certificate of stock may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed; and may, in their discretion, require the owner of such certificate or his legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the issue of a new certificate in the place of the one so lost, stolen or destroyed.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

        Section 8.1    Fiscal Year.    The fiscal year of the Corporation shall be a calendar year unless the Board of Directors may establish from time to time.

        Section 8.2    Corporate Seal.    The Board of Directors may provide a suitable seal, containing the name of the Corporation. The Secretary shall have charge of the seal (if any). If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by the Secretary.

        Section 8.3    Notice and Waiver of Notice.    Except as otherwise provided in the bylaws, whenever any notice is required to be given by law, the Certificate of Incorporation or under the provisions of these bylaws, said notice shall be deemed to be sufficient if given (i) by telegraphic, cable, wireless or electronic transmission or (ii) by deposit of the same in a post office box postage paid in a sealed prepaid wrapper addressed to the person entitled thereto at his post office address, as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such transmission or mailing, as the case may be.

        Whenever notice is required to be given by law, the Certificate of Incorporation or under any of the provisions of these bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or the bylaws.

        Section 8.4    Resignations.    Any director, member of a committee or officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

        Section 8.5    Facsimile Signatures.    In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

        Section 8.6    Reliance upon Books, Reports and Records.    Each director and each member of any committee designated by the Board of Directors shall, in the performance of such director's or member's duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or by any such committee, or in relying in good faith upon other records of the Corporation.

ARTICLE IX
AMENDMENTS

        Section 9.1    Amendments.    If provided in the Certificate of Incorporation of the Corporation, the Board of Directors shall have the power to adopt, amend and repeal from time to time bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal such bylaws as adopted or amended by the Board of Directors.

Annex E

CONFIDENTIALITY AGREEMENT

                        , 2007

Ladies and Gentlemen:

        We understand that                        ("you") may be interested in considering a possible negotiated transaction involving a business combination with MarkWest Hydrocarbon, Inc. (together with its affiliated companies, the "Company"). In connection with your interest in a possible negotiated transaction involving a business combination with the Company (any such possible transaction being referred to herein as a "Transaction"), we propose to furnish you with certain confidential information related to the Company. As a condition to your receipt of such Confidential Information (as hereinafter defined), you agree to treat the Confidential Information and any other information concerning a Transaction or the Company which is furnished to you or your Representatives (as defined below) by or on behalf of the Company in accordance with the provisions of this Confidentiality Agreement (this "Agreement") and to take or refrain from taking certain other actions herein set forth.

1.
You recognize and acknowledge the competitive value and confidential nature of the Confidential Information and the damage that would result to the Company if any of the Confidential Information is disclosed to any third party in violation of this Agreement. You hereby agree that the Confidential Information will be used solely for the purposes of evaluating a Transaction and that all of the Confidential Information will be kept confidential by you and your Representatives; provided that any such information may be disclosed only to your Representatives who need to know the Confidential Information because they are working on or consulted in connection with evaluating a Transaction and shall not be used for any purpose other than for the purposes of evaluating a Transaction. "Representatives" means, collectively, and with respect to a person or entity, the partners, officers, directors, employees and affiliates (and employees of such affiliates), agents, financial, legal or accounting or other advisors or other representatives of such person or entity. You represent that each of your Representatives is formally apprised of his or her obligations concerning the confidentiality of all client affairs and information and will be apprised of his or her obligations hereunder prior to disclosure of any Confidential Information. You agree that you shall be responsible for any breach of this Agreement by any of your Representatives.

2.
The term "Confidential Information" includes (i) all information furnished by or on behalf of the Company or any of its Representatives, whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, (ii) all analyses, compilations, forecasts, studies, interpretations or other documents prepared by you or your Representatives in connection with your evaluation of a Transaction (including, without limitation, such that reflects or is based upon, in whole or part, the information furnished to you or your Representatives pursuant hereto) (collectively, "Notes"), and (iii) the fact that (a) information has been furnished to you or your Representatives, (b) you are considering a possible Transaction involving the Company and (c) discussions or negotiations are taking place concerning a possible Transaction, and any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof. The term "Confidential Information" does not include any information that (i) at the time of disclosure or thereafter is generally available to or known by the public (other than as a result of its disclosure by you or your Representatives in breach of this Agreement), or (ii) becomes available to you from a person who is not known by you to be prohibited from transmitting the information to you by an obligation of secrecy to the Company. As used in this Agreement, the term "person" shall be broadly interpreted to include, without limitation, any individual, partnership, corporation, trust, limited liability company, or other entity.

3.
Given the nature of the Confidential Information, the Company and its Representatives may be irreparably damaged by any unauthorized disclosure of any Confidential Information or by any breach of this Agreement by you or your Representatives. Without prejudice to the rights and remedies otherwise available to the Company, you, therefore, agree that the Company shall be entitled to seek equitable relief, including an injunction or specific performance, in the event of any breach of the provisions of this Agreement by you or your Representatives. Such remedies shall not be deemed to be exclusive remedies but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that you or any of your Representatives have breached this Agreement, then you shall be liable and pay to the Company the costs and expenses (including attorney's fees) as awarded by that competent court that result as a consequence of you not meeting the terms of this Agreement.

4.
All of the Confidential Information shall remain the property of the Company. Within 15 days of any request by the Company or its Representative, you agree to (i) destroy, except to the extent that you have been advised in writing by outside counsel that such destruction is prohibited by law, or redeliver to the person making the request all Confidential Information in printed format or compact disc/dvd and delete from the emails and directories of your and your Representative's computers Confidential Information transmitted by the Company or its Representatives in electronic format and (ii) destroy all Notes and other materials prepared by you or your Representatives based upon, containing or otherwise reflecting the Confidential Information. Notwithstanding the above, you and your Representatives (i) may retain Confidential Information in accordance with your internal compliance procedures or to the extent any of such information is relevant to demonstrate compliance by you or your Representatives with any legal, regulatory, professional or fiduciary obligation, and (ii) shall only be required to use commercially reasonable efforts to destroy Confidential Information that is stored electronically; provided that such Confidential Information that is not returned or destroyed (including oral information) shall remain subject to this Agreement.

5.
Without the prior written consent of the Company, for a period of one year from the date of this Agreement, you will not, and will cause your affiliates not to, and will not encourage or assist others, directly or indirectly, to: (i) acquire, offer or propose (whether publicly or otherwise) to acquire, or agree or seek to acquire, by purchase or otherwise, any securities or direct or indirect rights or options to acquire any securities of the Company or its subsidiaries with the intent or effect of acquiring a controlling interest in the Company or its subsidiaries or of any successor to or person in control of the Company or any of its subsidiaries, or any assets of the Company or its subsidiaries or divisions thereof or of any such successor or controlling person, (ii) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, any acquisition transaction or other business combination relating to all or part of the Company or its subsidiaries or any acquisition transaction for all or part of the assets of the Company or its subsidiaries or any of their respective businesses; (iii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, or to provide or withhold consents with respect to any voting securities of the Company or any of its subsidiaries; (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) either with respect to any voting securities of the Company or any of its subsidiaries or in connection with any of the types of matters set forth in (i) through (iii) above; (v) seek or propose, alone or in concert with others, to influence or control the Company's management, Board of Directors or policies of the Company or any of its subsidiaries; (vi) enter into any discussions, negotiations, arrangements or understandings with any other Person with respect to any of the foregoing activities or propose any of such activities to any other Person; (vii) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection any of the foregoing activities; or (viii) disclose any intention, plan or arrangement inconsistent with any of the foregoing. You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing. You also agree that, during, the one-year period from the date of this Agreement, neither you or any of your affiliates will: (i) request the Company or its advisors, directly or indirectly, to (A) amend or waive any provision of this paragraph (including this sentence) or (B) otherwise consent to any action inconsistent with any provision of this paragraph (including this sentence); or (ii) take any initiative with respect to the Company or any of its subsidiaries which could require the Company to make a public announcement regarding (A) such initiative, (B) any of the activities referred to in the second preceding sentence, (C) the possibility of a Transaction or (D) the possibility of you or any other person acquiring, control of the Company, whether by means of a business combination or otherwise. Notwithstanding the foregoing, if an unaffiliated third party seeks to acquire or assists, advises or encourages any other persons in seeking to acquire, directly or indirectly, control of the Company or any of the Company's securities, businesses or assets without the consent of the Company's board of directors during the one-year period from the date of this Agreement, then you will be permitted hereunder to take any of the foregoing actions.

6.
For a period of one year from the date of this Agreement, you shall not, and you shall cause your affiliates not to, directly or indirectly, solicit for employment or hire any employee of the Company or any of its subsidiaries with whom you have had contact or who became known to you in connection with your evaluation of a Transaction; provided that it will not be a breach of the foregoing provision if you (i) make solicitations for employment by general advertisements in periodicals of broad distribution or other advertisement media of similar nature or through the use of search firms that are not directed specifically at executives or employees of the Company or (ii) hire any person that responds to a solicitation of the type described in clause (i) if such party has not otherwise solicited such person

7.
You understand and acknowledge that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. Other than as set forth in a definitive transaction agreement, you agree that neither the Company nor any of its Representatives shall have any liability to you or any of your Representatives relating to or resulting from your or their use of the Confidential Information or any errors therein or omissions therefrom.

8.
In the event that the you or your Representatives are requested or required by law, regulation (including the rules or regulations of any securities exchange on which such party's securities are listed for trading), regulatory authority or other applicable judicial or governmental order to disclose any Confidential Information, you shall immediately upon learning of such request or requirement, notify the Company in writing of such request or requirement so that the Company may seek an appropriate protective order or other appropriate remedy (and if the Company seeks such an order or remedy, you will provide such cooperation, at the Company's expense, as the Company shall reasonably request). If no such protective order or other remedy is obtained and you or your Representatives are, upon the advice of outside counsel, legally compelled to disclose the Confidential Information, you or your Representatives, as the case may be, shall only disclose that portion of the Confidential Information that your or their outside counsel advises that you or they are compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, you will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Any disclosure of Confidential Information pursuant to and in accordance with this Section 8 shall not constitute a breach of this Agreement.

9.
You agree that, unless and until a binding agreement is entered into with respect to a Transaction, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this or any other written or oral expression, except with respect to the matters specifically agreed to herein. Except for the matters set forth in this Agreement or in any such binding agreement, no party shall be entitled to rely on any statement, promise, agreement or understanding, whether oral or written, any custom, usage of trade, course of dealing or conduct.

10.
You hereby acknowledge that you are aware and that you will advise your Representatives that the United States federal and state securities laws prohibit any person or entity who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities.

11.
This Agreement shall be governed and construed in accordance with the laws of the State of Colorado without regard to conflict of laws principles. Any action brought in connection with this Agreement may be brought in the federal or state courts located in the City of Denver, Colorado, and the parties hereto hereby irrevocably consent to the jurisdiction of such courts.

12.
The provisions of this Agreement shall be binding solely upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.
This Agreement represents the entire understanding and agreement of the parties hereto and may be modified only by a separate written agreement executed by the parties hereto expressly modifying this Agreement. This Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to a Transaction.

14.
This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.

15.
In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16.
The failure or refusal of any party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failures or refusals be deemed a custom or practice contrary to such provision or right.

17.
Unless otherwise stated herein, this Agreement shall terminate on the date that is two (2) years after the date hereof; provided, however, that termination of this Agreement will not in any manner terminate the obligations of the parties under any applicable trade secret laws, and any Confidential Information that is also trade secrets will be entitled to the full benefits and protections of such laws.

        Please confirm your agreement with the foregoing by signing and returning to the undersigned a duplicate copy of this Agreement.

Sincerely,
MarkWest Hydrocarbon, Inc.
By:
Name: Title:

ACCEPTED AS OF THE DATE FIRST
WRITTEN ABOVE:

([                        ])

        Date:

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ANNEXES
DISCLOSURE SCHEDULES
AGREEMENT AND PLAN OF REDEMPTION AND MERGER
WITNESSETH
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE REDEMPTION AND MERGER; EFFECTS OF THE MERGER
ARTICLE III REDEMPTION AND MERGER CONSIDERATION; EXCHANGE PROCEDURES
ARTICLE IV ACTIONS PENDING MERGER
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE REDEMPTION AND MERGER
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MARKWEST ENERGY PARTNERS, L.P.

ARTICLE II ORGANIZATION
ARTICLE III RIGHTS OF LIMITED PARTNERS
ARTICLE IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS
ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS
APPLICATION FOR TRANSFER OF COMMON UNITS
BYLAWS OF MARKWEST HYDROCARBON, INC.
CONFIDENTIALITY AGREEMENT , 2007